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- -----------------------------------------------------------------


                 ---------------------------------
                     STOCK PURCHASE AGREEMENT
                 ---------------------------------

                     dated as of July 1, 1996

                             between

                      ENTERPRISE DIVERSIFIED
                      HOLDINGS INCORPORATED

                               and

                     SAMEDAN OIL CORPORATION



- -----------------------------------------------------------------
- -----------------------------------------------------------------

I    DEFINITIONS

     1.01.  Certain Defined Terms. . . . . . . . . . . . . . .  1
     1.02.  Other Defined Terms. . . . . . . . . . . . . . . .  7

II   PURCHASE AND SALE

     2.01.  Purchase and Sale. . . . . . . . . . . . . . . . .  9
     2.02.  Purchase Price . . . . . . . . . . . . . . . . . .  9
     2.03.  Purchase Price Adjustments . . . . . . . . . . . .  9
     2.04.  Closing. . . . . . . . . . . . . . . . . . . . . . 11

III  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     3.01.  Incorporation and Authority of the Seller. . . . . 12
     3.02.  Incorporation and Qualification of the Company and the Subsidiaries;
            Capital Stock of the Subsidiaries. . . . . . . . . . 12
     3.03.  Capital Stock of the Company . . . . . . . . . . . 13
     3.04.  No Conflict. . . . . . . . . . . . . . . . . . . . 14
     3.05.  Financial Statements . . . . . . . . . . . . . . . 14
     3.06.  Labor Matters. . . . . . . . . . . . . . . . . . . 15
     3.07.  Absence of Undisclosed Liabilities . . . . . . . . 15
     3.08.  Absence of Litigation. . . . . . . . . . . . . . . 16
     3.09.  Compliance with Laws . . . . . . . . . . . . . . . 16
     3.10.  Consents, Approvals, Licenses, Etc.. . . . . . . . 16
     3.11.  Personal Property. . . . . . . . . . . . . . . . . 17
     3.12.  Title to Properties. . . . . . . . . . . . . . . . 17
     3.13.  Employee Benefit Matters . . . . . . . . . . . . . 18
     3.14.  Insurance. . . . . . . . . . . . . . . . . . . . . 19
     3.15.  Taxes. . . . . . . . . . . . . . . . . . . . . . . 19
     3.16.  Material Contracts . . . . . . . . . . . . . . . . 20
     3.17.  Condition of Equipment . . . . . . . . . . . . . . 21
     3.18.  Environmental Matters. . . . . . . . . . . . . . . 21
     3.19.  Affiliate Agreements . . . . . . . . . . . . . . . 23
     3.20.  Brokers. . . . . . . . . . . . . . . . . . . . . . 23
     3.21.  Absence of Certain Changes . . . . . . . . . . . . 23
     3.22.  Outstanding Monetary Commitments . . . . . . . . . 24
     3.23.  Payments and Operations. . . . . . . . . . . . . . 24
     3.24.  Prepayments; Gas Imbalances. . . . . . . . . . . . 24
     3.25.  Intellectual Property. . . . . . . . . . . . . . . 25
     3.26.  Oil and Gas Operations . . . . . . . . . . . . . . 25
     3.27.  Governmental Regulations . . . . . . . . . . . . . 25
     3.28.  Foreign Properties . . . . . . . . . . . . . . . . 26

     3.29.  1996 Exploration Activities. . . . . . . . . . . . 26
     3.30.  Entech Agreement . . . . . . . . . . . . . . . . . 27
     3.31.  Disclosure . . . . . . . . . . . . . . . . . . . . 27
     3.32.  Indemnification Claims . . . . . . . . . . . . . . 27
     3.33.  Financial Statements of Seller . . . . . . . . . . 27

IV   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     4.01.  Incorporation and Authority of the Purchaser . . . 28
     4.02.  No Conflict. . . . . . . . . . . . . . . . . . . . 29
     4.03.  Consents and Approvals . . . . . . . . . . . . . . 29
     4.04.  Absence of Litigation. . . . . . . . . . . . . . . 29
     4.05.  Investment Purpose . . . . . . . . . . . . . . . . 30
     4.06.  Financing. . . . . . . . . . . . . . . . . . . . . 30
     4.07.  Brokers. . . . . . . . . . . . . . . . . . . . . . 30
     4.08.  Reserve Data . . . . . . . . . . . . . . . . . . . 30

V    ADDITIONAL AGREEMENTS

     5.01.  Conduct of Business Prior to the Closing . . . . . 30
     5.02.  Access to Information. . . . . . . . . . . . . . . 33
     5.03.  Confidentiality. . . . . . . . . . . . . . . . . . 33
     5.04.  Regulatory and Other Authorizations; Consents. . . 34
     5.05.  Independent Investigation. . . . . . . . . . . . . 35
     5.06.  Notice of Events . . . . . . . . . . . . . . . . . 35
     5.07.  Further Action . . . . . . . . . . . . . . . . . . 35
     5.08.  Acquisition Proposals. . . . . . . . . . . . . . . 35
     5.09.  Employee Termination Costs . . . . . . . . . . . . 36
     5.10.  Termination of Certain Agreements. . . . . . . . . 37
     5.11.  Updated Financial Statements . . . . . . . . . . . 37

VI   TAX MATTERS

     6.01.  Tax Indemnities. . . . . . . . . . . . . . . . . . 38
     6.02.  Refunds and Tax Benefits . . . . . . . . . . . . . 39
     6.03.  Contests . . . . . . . . . . . . . . . . . . . . . 40
     6.04.  Preparation of Tax Returns . . . . . . . . . . . . 41
     6.05.  Section 338(h)(10) Election. . . . . . . . . . . . 41
     6.06.  Cooperation and Exchange of Information. . . . . . 42
     6.07.  Conveyance Taxes . . . . . . . . . . . . . . . . . 43
     6.08.  Safe Harbor Lease Consents/Filings . . . . . . . . 43
     6.09.  Extinguishment of Tax Allocation Agreements. . . . 43
     6.10.  Miscellaneous. . . . . . . . . . . . . . . . . . . 43

VII  CONDITIONS TO CLOSING

     7.01.  Conditions to Obligations of the Seller. . . . . . 44
     7.02.  Conditions to Obligations of the Purchaser . . . . 45

VIII INDEMNIFICATION

     8.01.  Survival . . . . . . . . . . . . . . . . . . . . . 45
     8.02.  Indemnification by the Purchaser . . . . . . . . . 46
     8.03.  Indemnification by the Seller. . . . . . . . . . . 48

IX   TERMINATION, AMENDMENT AND WAIVER

     9.01.  Termination. . . . . . . . . . . . . . . . . . . . 51
     9.02.  Effect of Termination. . . . . . . . . . . . . . . 52
     9.03.  Waiver . . . . . . . . . . . . . . . . . . . . . . 52

X    GENERAL PROVISIONS

     10.01. Expenses. . . . . . . . . . . . . . . . . . . . . 52
     10.02. Notices . . . . . . . . . . . . . . . . . . . . . 53
     10.03. Public Announcements. . . . . . . . . . . . . . . 54
     10.04. Headings. . . . . . . . . . . . . . . . . . . . . 54
     10.05. Severability. . . . . . . . . . . . . . . . . . . 54
     10.06. Entire Agreement. . . . . . . . . . . . . . . . . 54
     10.07. Assignment. . . . . . . . . . . . . . . . . . . . 55
     10.08. No Third-Party Beneficiaries. . . . . . . . . . . 55
     10.09. Waivers and Amendments. . . . . . . . . . . . . . 55
     10.10. Specific Performance. . . . . . . . . . . . . . . 55
     10.11. Governing Law . . . . . . . . . . . . . . . . . . 56
     10.12. Counterparts. . . . . . . . . . . . . . . . . . . 56

EXHIBIT A -  Opinions of Counsel of Seller and the Company

          STOCK PURCHASE AGREEMENT, dated as of July 1, 1996, between ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED, a New Jersey corporation (the "Seller"), and SAMEDAN OIL CORPORATION, a Delaware corporation (the "Purchaser").

                      W I T N E S S E T H :

          WHEREAS, the Seller owns all the issued and outstanding shares of common stock, without par value (the "SHARES"), of Energy Development Corporation, a New Jersey corporation (the "COMPANY"); and

          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

          SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

          "ACTION" means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitrator.

          "AFFILIATE" means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          "AGREEMENT" means this Stock Purchase Agreement, dated as of July 1, 1996, between the Seller and the Purchaser (including the Disclosure Schedule, the Property Schedule and the Allocation Schedule) and all amendments hereto made in accordance with Section 10.09.

          "ALLOCATION SCHEDULE" means the schedule agreed to by the parties which sets forth the allocated value of the Properties listed on the Allocation Schedule.

          "BEST EFFORTS" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

          "BOOKS AND RECORDS" means all books of account and other financial records pertaining to the Company and the Subsidiaries.

          "BUSINESS" means the business of oil and gas exploration, development, production and marketing, as conducted as of the date of this Agreement by the Company and the Subsidiaries.

          "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          "CONFIDENTIALITY AGREEMENT" means the letter agreement dated as of February 16, 1996 between the Company and the Purchaser.

          "DEFENSIBLE TITLE" means, as of the date set forth in the Property Schedule and as to each Minor Property, such title that:

          (i) Is defensible by the Company or the Subsidiaries, as applicable, against any claim of superior title by any other Person; and

          (ii) Entitles the Company or the Subsidiaries, as applicable, to receive not less than the percentage Net Revenue Interest for such Minor Property as described in the Property Schedule as the "Net Revenue Interest" with respect to such Minor Property; and

          (iii) Obligates the Company or the Subsidiaries, as applicable, to pay costs and expenses relating to such Minor Property in an amount not greater than the percentage Working Interest as described in the Property Schedule as the "Working Interest" with respect to such Minor Property; and

          (iv) Except for Permitted Encumbrances, is free and clear of any Encumbrance.

          "DISCLOSURE SCHEDULE"   means the Disclosure Schedule delivered to
the Purchaser by the Seller pursuant to this Agreement.

          "ECUADOR AGREEMENT"   means an agreement and related work program
substantially as set forth in Exhibit B which may be entered into between the Company and Petroecuador whereby the Company has been granted exploration, production and commercial rights with respect to hydrocarbons in Block III.

          "ENCUMBRANCE" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

          "ENVIRONMENTAL LAW" means any applicable Law relating to public health and safety or protection of the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means United States generally accepted accounting principles in effect from time to time applied consistently throughout the period involved.

          "GOVERNMENTAL AUTHORITY" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral, body, whether federal, state, local or foreign.

          "GOVERNMENTAL ORDER" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "INTELLECTUAL PROPERTY RIGHTS" means all (i) registrations of trademarks, service marks, logos, corporate names, trade names or other trade rights of the Company or any Subsidiary, (ii) pending applications by the Company or any Subsidiary for any such registrations, (iii) rights in or to patents and copyrights and pending applications therefor of the Company or any Subsidiary, (iv) rights of the Company of any Subsidiary in, to or under all, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information (including rights under leases and joint operating agreements pertaining to geological, geophysical and technical information) used in the Business and (v) the Company's and each Subsidiary's rights to other trademarks, service marks, logos, corporate names, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered.

          "INTERCOMPANY ACCOUNTS" mean all Intercompany Receivables and all Intercompany Payables, including, without limitation, all intercompany notes receivable, intercompany notes payable, intercompany accounts receivable and intercompany accounts payable.

          "INTERCOMPANY PAYABLES" means all amounts owed by the Company or the Subsidiaries to the Seller or any of its Affiliates (other than the Company or any Subsidiary), including, without limitation, all intercompany notes payable (whether short or long term) and intercompany accounts payable.

          "INTERCOMPANY RECEIVABLES" means all amounts due from the Seller or any of its Affiliates (other than the Company or any Subsidiary) to the Company or any Subsidiary, including, without limitation, all intercompany notes receivable (whether short or long term) and intercompany accounts receivable.

          "INTERIM PERIOD" means the period beginning on the Effective Date and ending on the Closing Date.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

          "IRS" means the United States Internal Revenue Service.

          "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, if any of the officers or other management employees of the Seller or the Purchaser, as the case may be, who have authority over such matters has actual knowledge of such matter following reasonable inquiry.

          "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

          "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

          "LICENSES" means all of the licenses, permits, franchises and other governmental authorizations required for the operation of the Business.

          "LOSSES" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorney's fees) actually suffered or incurred by such Person.

          "MAJOR PROPERTIES" means those Properties included in the largest wells, units or fields, as applicable, measured by the estimated future net revenues attributable to the proved reserves for such wells, units or fields, which comprise approximately 80% of the estimated future net revenues from the Properties, which Major Properties are listed on Part I of the Property Schedule.

          "MARKETABLE TITLE" means, as of the date set forth in the Property Schedule and as to each Major Property, such title that:

          (i) Is deducible of record (either, in the case of state leases, from the records of the applicable county or parish or other applicable state land office, in the case of federal leases, from the records of the applicable office of the Bureau of Land Management or Minerals Management Service, as applicable, in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, and, in the case of foreign interests, from the records of the appropriate foreign agency) and free from reasonable doubt to the end that a willing buyer engaged in the business of the ownership, development and operation of the producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same; and

          (ii) Entitles the Company or the Subsidiaries, as applicable, to receive not less than the percentage Net Revenue Interest for such Major Property as described in the Property Schedule as the "Net Revenue Interest" with respect to such Major Property; and

          (iii) Obligates the Company or the Subsidiaries, as applicable, to pay costs and expenses relating to such Major Property in an amount not greater than the percentage Working Interest as described in the Property Schedule with respect to such Major Property; and

          (iv) Except for Permitted Encumbrances, is free and clear of any Encumbrances.

          "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Company and the Subsidiaries, taken as a whole, except for any such changes or effects resulting from (i) changes in general economic, regulatory or political conditions or changes that affect the oil and gas industry in general and (ii) the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article V hereof.

          "MINOR PROPERTIES" means the Properties listed on Part II of the Property Schedule.

          "NET REVENUE INTEREST" means the interest percentage of the Company and/or any Subsidiary, as applicable, in and to all oil, gas and liquid hydrocarbons produced, saved and marketed from the applicable well or unit, after taking into account any applicable net profits interest, production payment, reversionary interest or similar interest.

          "1995 BALANCE SHEET" means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1995, together with the notes thereon.

          "1995 FINANCIAL STATEMENTS" means the 1995 Balance Sheet and the audited consolidated statements of income and retained earnings of the Company and the Subsidiaries for the 12-month period ended on the 1995 Balance Sheet Date, together with the notes thereon.

          "PERMITTED ENCUMBRANCES" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business, (ii) requirements for consent to assignment and other encumbrances of a similar nature which are part of contracts customarily used in the oil and gas industry, (iii) Encumbrances for Taxes not yet payable and for Taxes being contested in good faith for which appropriate reserves are reflected in the 1995 Financial Statements, (iv) Encumbrances and imperfections of title, including servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, power lines, telephone lines and railways, and other assessments and rights-of-way, and all other liens, in each case listed in this subsection (iv) that (A) do not arise in connection with or secure indebtedness for money borrowed or owed or the extension of credit, (B) do not materially detract from the value of the Property subject thereto or affected thereby or otherwise materially impair the Property or operations being conducted thereon or therewith, so a reasonably prudent operator engaged in the oil and gas industry with knowledge of the facts and circumstances and the legal effect thereon would accept title to such Property subject to such detractions, interferences or impairments or (C) do not reduce the percentage Net Revenue Interest or increase the percentage Working Interest shown for the affected Property on the Property Schedule, and (v) any other Encumbrances to the extent expressly set forth on the Disclosure Schedule.

          "PERSON" means any individual, partnership, firm, corporation, association, trust, limited liability company, unincorporated organization, a Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          "PROPERTIES" mean the Company's and the Subsidiaries' interests in oil and gas leases, mineral rights, fee rights, licenses and concessions and other tangible assets and properties relating to the operation of the Business.

          "PROPERTY SCHEDULE" means the Property Schedule attached to this Agreement.

          "RETURN" means any report, return, declaration or other filing (including schedules attached thereto) required to be supplied to any taxing authority or jurisdiction with respect to Taxes including any amendments thereto.

          "SAFE HARBOR LEASES"  are those agreements identified in Section
6.08 of the Disclosure Schedule, between The Louisiana Land and Exploration Company, a Maryland corporation ("LL&E"), Inexco Oil Company, a Delaware corporation ("INEXCO"), or Wilson Brothers Drilling Company, a Delaware corporation ("WILSON"), as Lessee, and another qualified person, as Lessor, entered into prior to January 1, 1984, and relating to a transfer of federal income tax benefits pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

          "SUBSIDIARIES" means those corporations and partnerships identified on Section 3.04(a) of the Disclosure Schedule (each of which is individually referred to as a "SUBSIDIARY") which consist of those corporations and partnerships (or equivalent legal entity under foreign law) of which the Company owns directly or indirectly more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors and any partnership (or equivalent legal entity under foreign law) in which the Company owns directly or indirectly more than a 50% interest.

          "TAX" or "TAXES" means all income, gross receipts, sales, use, employment, franchise, profits, property, stamp or other taxes, fees, duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any domestic or foreign taxing authority with respect thereto.

          "TAX LESSOR" is each of the parties identified as Lessor in the Safe Harbor Leases.

          "WORKING INTEREST" means the interest percentage of the costs and expenses relating to operations on and development of the applicable well or unit that the Company and/or any Subsidiary, as applicable, is obligated to bear.

          SECTION 1.02. OTHER DEFINED TERMS. The following terms have the meanings defined for such terms in the Sections set forth below:

TERM                                   SECTION
- ----                                   -------
Acquisition Proposal                   5.08
Argentina Licenses                     3.28(b)
Audited Financial Statements           3.05
Benefit Plans                          3.13(a)
CERCLA                                 3.18(b)(i)
Closing                                2.04(a)
Closing Date                           2.04(a)
Company                                Recitals
Contest                                6.03(b)
Controlled Group Plans                 3.13(b)
Effective Date                         2.03(a)
Elections                              6.01(a)
Entech                                 3.30
Entech Agreement                       3.30
Environmental Law                      3.18(b)(i)
Final Settlement Date                  2.03(d)
Final Settlement Statement             2.03(d)
Financial Statements                   3.05
Forms 8023-A                           6.05(b)
Government Antitrust Authority         5.04(b)(i)
Hazardous Material                     3.18(b)(i)
IPO Agreements                         5.10
Latest Balance Sheet                   3.05
Major Properties                       3.12
Material Contracts                     3.16(a)
Minor Properties                       3.12
Purchaser Tax Benefit                  6.02(b)
PUHCA                                  3.27
Purchase Price                         2.02
Purchaser                              Preamble
Purchaser's Threshold Amount           8.02(b)
RCRA                                   3.18(b)(i)

TERM                                   SECTION
- ----                                   -------
Seller                                 Preamble
Seller's Financial Statements          3.33
Seller's Threshold Amount              8.03(b)
Shares                                 Recitals
Solid Waste                            3.18(b)(i)
Straddle Period                        6.01(c)
Subsidiary Shares                      3.02(c)
Tax Liability Threshold Amount         6.01(d)
Termination Costs                      5.09
Title Arbitrator                       8.03(g)(v)
Title Defect                           8.03(h)
UK Licenses                            3.28(a)
Unaudited Financial Statements         3.05


                            ARTICLE II

                        PURCHASE AND SALE

          SECTION 2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares.

          SECTION 2.02. PURCHASE PRICE. The aggregate purchase price for the Shares shall be the sum of (i) $775 million in cash plus (ii) $4 million in cash if the Company enters into the Ecuador Agreement prior to the Closing, subject to adjustment as provided in Section 2.03 (as adjusted, the "PURCHASE PRICE"). The Purchase Price shall be payable as provided in
Section 2.04(c).

          SECTION 2.03. PURCHASE PRICE ADJUSTMENTS. (a) The Purchaser and the Seller agree that for purposes of determining the Purchase Price, all Intercompany Accounts as shown on the 1995 Balance Sheet shall be deemed forgiven and charged or credited to capital as of January 1, 1996 (the "EFFECTIVE DATE"). On the Closing Date, the Seller and the Company shall execute and deliver such agreements and instruments as may be necessary or appropriate to satisfy the Purchaser that all Intercompany Accounts existing immediately prior to the Closing have been forgiven and charged or credited, as appropriate, to capital.

      (b)  The Purchaser and the Seller agree to adjust the Purchase    Price
in the following manner:

      (i) The Purchase Price shall be decreased (or increased), as applicable, by an amount equal to the net increase (or decrease) in Intercompany Receivables during the Interim Period.

      (ii) The Purchase Price shall be increased (or decreased), as applicable, by an amount equal to the net increase (or decrease) in Intercompany Payables during the Interim Period.

      (iii) The Purchase Price shall be decreased by the aggregate amount of all dividends and the aggregate fair market value of other distributions of property made by the Company during the Interim Period to the extent such other distributions are effected at less than fair market value.

      (iv) The Purchase Price shall be increased for payments in respect of Taxes made by the Seller to the Company or its Subsidiaries during the Interim Period, and shall be decreased for payments in respect of Taxes made by the Company or its Subsidiaries to the Seller during the Interim Period. Notwithstanding Section 2.03(b)(i)-(ii), no adjustment to the Purchase Price shall be made to reflect changes to the Intercompany Accounts for Taxes in respect of periods after December 31, 1995.

     (c)  The Seller shall deliver to the Purchaser at least five
Business Days prior to Closing a statement as of the end of the month preceding the month in which the Closing Date occurs setting forth (A) a preliminary estimate of each adjustment amount to the Purchase Price in accordance with SECTION 2.03(b)(i) THROUGH (iv) and (B) the activity in the Intercompany Accounts during the month of Closing. If the parties are in dispute with respect to any portion of an adjustment amount to be made to the Purchase Price at the time of Closing, then no adjustment to the Purchase Price shall be made at Closing related to the disputed portion of the adjustment amount, and the disputed portion of the adjustment amount shall be deferred for further consideration in connection with the post-Closing adjustment referred to in Section 2.03(d).

     (d) Within 60 days after the Closing, the Seller shall prepare, in accordance with this Agreement, and provide to the Purchaser a statement (the "FINAL SETTLEMENT STATEMENT") setting forth each Purchase Price adjustment to be made pursuant to SECTION 2.03(b)(i) THROUGH (iv), including any revisions to the Purchase Price adjustments made at Closing, and showing the calculation of each such Purchase Price adjustment. Within 30 days after receipt of the Final Settlement Statement, the Purchaser shall deliver to the Seller a written report containing any changes which the Purchaser proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the Final Settlement Statement no later than 120 days after the Closing Date. In the event of any dispute with respect to the Final Settlement Statement, the parties shall jointly retain Price Waterhouse, or if such firm is not available or declines to so serve, another independent accounting firm acceptable to both the Seller and the Purchaser to settle such dispute. Such firm shall be instructed to calculate the Purchase Price adjustments in accordance with this Agreement as soon as practicable and in any event within 30 days after its engagement by the parties. Such firm's determination shall be final and conclusive and binding upon the parties. The date upon which such agreement is reached or upon which the adjusted Purchase Price is established shall herein be referred to as the "FINAL SETTLEMENT DATE". If (i) the adjusted Purchase Price determined in accordance with this Section 2.03(d) is more than the adjusted Purchase Price paid to the Seller at Closing, then the Purchaser shall pay to the Seller in immediately available funds the amount of such difference, or
(ii) the adjusted Purchase Price determined in accordance with this Section 2.03(d) is less than adjusted Purchase Price paid to the Seller at Closing, then the Seller shall pay to the Purchaser in immediately available funds the amount of such difference. Payment by the Seller or the Purchaser shall be made within five days after the Final Settlement Date.

     SECTION 2.04. CLOSING. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "CLOSING") to be held at 11:00 a.m., Houston time, on the later to occur of (a) July 31, 1996 or (b) the third Business Day following the later to occur of (i) the expiration or termination of the applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII, at the offices of the Company, 1000 Louisiana Street, Suite 2900, Houston, Texas, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser: (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank; (ii) the certificate required to be delivered pursuant to Section 7.02; (iii) the written resignations of such directors and officers of the Company and the Subsidiaries as the Purchaser shall, at least ten (10) days prior to the Closing Date, specify in writing to the Seller, such resignations to be effective at the Closing Date; (iv) a copy of the resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement, certified by the Secretary or an Assistant Secretary of the Seller; (v) certificates from appropriate officials certifying as to the corporate existence and good standing of the Seller, the Company and its

Subsidiaries; and (vi) opinions of counsel for the Seller and the Company, respectively, addressed to the Purchaser and together covering the matters set forth in Exhibit A.

     (c) At the Closing, the Purchaser shall deliver to the Seller: (i) the Purchase Price, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by the Seller in a written notice to the Purchaser; and (ii) the certificate required to be delivered pursuant to Section 7.01.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as set forth in this
Article III. The representations and warranties in this Article III are deemed to be material and the Purchaser is entering into this Agreement relying on such representations and warranties.

     SECTION 3.01. INCORPORATION AND AUTHORITY OF THE SELLER. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     SECTION 3.02. INCORPORATION AND QUALIFICATION OF THE COMPANY AND THE SUBSIDIARIES; CAPITAL STOCK OF THE SUBSIDIARIES. (a) The Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on that portion of the Business as currently conducted by the Company or such Subsidiary in all material respects. No actions or proceedings to dissolve the Company or any Subsidiary are pending. The Company and each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. True and complete copies of the Company's and each Subsidiary's certificate of incorporation and bylaws (or equivalent organization documents), each of the foregoing as amended to the date of this Agreement, stock records and minutes of all meetings of the respective boards of directors, any committees of such boards and stockholders (and all consents in lieu of such meetings) have been made available for review by the Purchaser.

     (b) The Company has no subsidiaries, equity investments or joint ventures except those Subsidiaries, equity investments or joint ventures which are identified in Section 3.02(b) of the Disclosure Schedule. No proceedings are pending relating to the dissolution or liquidation of any subsidiary (direct or indirect) of the Company or other entity owned (directly or indirectly) by the Company.

     (c) Section 3.02(c) of the Disclosure Schedule sets forth the jurisdiction of incorporation of each Subsidiary, its authorized capital stock and the number and type of its issued and outstanding shares of capital
stock (collectively, the "SUBSIDIARY SHARES").   The Subsidiary Shares
constitute all the issued and outstanding shares of capital stock of the respective Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive or similar rights. There are no outstanding (i) options, warrants or rights of conversion or exchange or other rights, agreements, arrangements or commitments relating to the capital stock of any Subsidiary obligating any Subsidiary to issue or sell any of its shares of capital stock or any securities of such Subsidiary convertible into or exchangeable for such capital stock or (ii) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to any Subsidiary. The Company owns the Subsidiary Shares issued by the respective Subsidiaries, free and clear of all Encumbrances, except as set forth on
Section 3.02(c) of the Disclosure Schedule.

     SECTION 3.03. CAPITAL STOCK OF THE COMPANY. The Shares constitute all the issued and outstanding shares of capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. There are no outstanding (i) options, warrants or rights of conversion or exchange or other rights, agreements, arrangements or commitments relating to the capital stock of the Company obligating the Company to issue, sell, repurchase, redeem or otherwise acquire any of its shares of capital stock or any securities of the Company convertible into or exchangeable for such capital stock or (ii) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to the Company. The Seller is the record and beneficial owner of the Shares, free and clear of all Encumbrances, except as set forth on Section 3.03 of the Disclosure Schedule, and except as a result of the Seller's obligation to transfer the Shares to the Purchaser pursuant to this Agreement and any restriction on transfer to others arising out of this Agreement. On the Closing Date, Seller will transfer and deliver to Buyer valid title to all the Shares, free and clear of all Encumbrances.

     SECTION 3.04. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 3.10 have been obtained and all filings and notifications listed in Section 3.10 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser or as described in Section
3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller, the Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.05. FINANCIAL STATEMENTS. The Seller has caused to be prepared and delivered to the Purchaser accurate and complete copies of (i) the Company's audited consolidated balance sheets as of December 31, 1994 and 1995 as included in the Company's Registration Statement on Form S-1 (No. 33-2326), and the related audited consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995, and the notes and schedules thereto, together with the unqualified report thereon of Deloitte & Touche LLP, independent public accountants (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the Company's unaudited consolidated balance sheet as of March 31, 1996 (the "Latest Balance Sheet"), and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"), certified by the Company's
chief financial officer.   The Financial Statements (i) have been prepared in
accordance with GAAP, the Company's book and records and Regulation S-X promulgated under the Securities Act of 1933 applied on a basis consistent with preceding years throughout the periods involved, except that the

Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by generally accepted accounting principles, and (ii) fairly present in all material respects the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the respective periods then ended, except that the Unaudited Financial Statements are subject to normal year-end adjustments, and except in each case for changes that may be necessary or appropriate in connection with the reserve data referred to in Section 4.08.

     SECTION 3.06.  LABOR MATTERS . Neither the Company nor any Subsidiary
(i) is a party to any labor agreement with respect to its employees with any labor organization, group or association, (ii) has any employees represented by any labor organization, collective bargaining representative or group of employees, (iii) has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees or been subject to or, to the knowledge of the Company, threatened with any strike or other concerted labor activity or dispute or (iv) is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining
representative or group of employees.   Except as set forth in Section 3.06
of the Disclosure Schedule or where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Subsidiary is in compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours.
 Except as set forth in Section 3.06 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (a) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any comparable domestic or foreign agency and (b) there is no labor strike, labor disturbance or work stoppage pending or, to the knowledge of Seller, threatened against the Company or any Subsidiary.

     SECTION 3.07. ABSENCE OF UNDISCLOSED LIABILITIES. As of the Closing Date, to the knowledge of the Seller there shall be no Liabilities of the Company or any Subsidiary, except Liabilities (i) set forth in Section 3.07 of the Disclosure Schedule, (ii) as, and to the extent, reflected or reserved against in the 1995 Financial Statements, (iii) fully covered by insurance (except for deductible amounts as listed in Section 3.14 of the Disclosure Schedule), (iv) with respect to the matters addressed in Section 3.15 and
Article VI (which shall be governed solely by the terms of such Section 3.15 and Article VI), (v) incurred in the ordinary course of business after the date hereof and prior to the Closing Date (none of which is a liability for breach of contract, tort or infringement of intellectual property), or (vi) which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.08.  ABSENCE OF LITIGATION.  Except as set forth in Section
3.08 of the Disclosure Schedule, as of the date of this Agreement (a) there are no Actions pending or, to the knowledge of Seller, threatened against the Seller, the Company or any Subsidiary or any of the assets or properties of the Company or any Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect or would prevent the Seller from consummating the transactions contemplated hereby and (b) the Company, the Subsidiaries and their respective assets and properties are not subject to any Governmental Order that has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.09. COMPLIANCE WITH LAWS. The Company, the Subsidiaries, the conduct of the Business and the operation of the properties of the Company and the Subsidiaries are in compliance with all applicable Laws and Governmental Orders (excluding Environmental Laws, as to which the Seller's sole representations or warranties are set forth in Section 3.18, but including, without limitation, the Foreign Corrupt Practices Act), except (a) as set forth on Section 3.09 of the Disclosure Schedule or (b) where the failure to comply would not have, individually or in the aggregate, a Material Adverse Effect (provided that such materiality standard shall not be applicable to any failure to comply with the Foreign Corrupt Practices Act). Neither the Seller, the Company, any Subsidiary nor, to the knowledge of the Seller, any third party operator of any of the Properties has received any written notice to the effect that any of them are not in compliance with any applicable Laws and Governmental Orders except (i) as set forth on Section
3.09 of the Disclosure Schedule or (ii) where the failure to comply would not have, individually or in the aggregate, a Material Adverse Effect. No oil or gas well in which the Company or any Subsidiary holds an interest is presently, or may in the future become, subject to restraints under applicable Laws and Governmental Orders on the production otherwise producible therefrom as a result of such well having previously (prior to the date hereof) produced in excess of its authorized or allowable rate of production.

     SECTION 3.10. CONSENTS, APPROVALS, LICENSES, ETC. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person or entity, is required to be made or obtained by the Seller, the Company, the Subsidiaries or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) as set forth on Section 3.10 of the Disclosure Schedule; (b) applicable requirements, if any, of the New Jersey Business Corporation Act and the HSR Act; (c) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications, either individually or in the aggregate, (i) would not prevent the Seller from performing its obligations under this Agreement and (ii) would have a Material Adverse Effect and (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser. The Company, the Subsidiaries and, to the knowledge of the Company, all third party operators of any of the Properties hold all Licenses necessary or required for the conduct of the Business. As of the date of this Agreement, all of such Licenses are in full force and effect and the Company, the respective Subsidiary or, to the knowledge of the Seller, each such third party operator is in compliance with each such License, except as would not have, individually or in the aggregate, a Material Adverse Effect. No notice has been issued by any Governmental Authority and no Action is pending or, to the knowledge of the Seller, threatened with respect to any alleged failure by the Company, any Subsidiary or, to the knowledge of the Seller, any third party operator of any of the Properties to have any such License revoked or not to be in compliance therewith. To the knowledge of the Seller, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any such License. Except as set forth in Section 3.10 of the Disclosure Schedule, no Property is subject to a preferential right to purchase that is applicable to the transactions contemplated by this Agreement.

     SECTION 3.11. PERSONAL PROPERTY; BANK ACCOUNTS. (a) Except as disclosed in Section 3.11(a) of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and the Subsidiaries collectively own, have a valid leasehold interest in or have the legal right to use all of the tangible personal property necessary to carry on the Business, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances reflected on the 1995 Financial Statements; and (ii) the Company and the Subsidiaries collectively own or have a valid license or sublicense to use all Intellectual Property Rights that are necessary to carry on the Business, free and clear of all Encumbrances, except Permitted Encumbrances.

     (b) Section 3.11(b) of the Disclosure Schedule is a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or any Subsidiary has an account, including cash contribution accounts, and the names of all Persons authorized to draw thereon or have access thereto, and
(ii) the location of all lockboxes and safe deposit boxes of the Company and each Subsidiary and the names of all Persons authorized to draw thereon or have access thereto.

     SECTION 3.12.  TITLE TO PROPERTIES.  (a)  Except (i) for
Encumbrances (A) disclosed in Part II of Section 3.12(a) of the Disclosure Schedule (with respect to owned properties) and (B) as disclosed in Part II of Section 3.12(b) of the Disclosure Schedule (with respect to leased property), or (ii) for Permitted Encumbrances, the Company and the Subsidiaries (1) have good and marketable title to the properties listed in
Part I of Section 3.12(a) of the Disclosure Schedule identified as being owned in fee, in whole or in part, by the Company or the Subsidiaries and to all of the buildings, structures and other improvements located thereon used in the conduct of the Business and (2) have good and marketable title to the leasehold estate under, and good and valid interest in, the properties listed in Part I of Section 3.12(b) of the Disclosure Schedule identified as being leased lands and to all of the buildings, structures, fixtures and other improvements located thereon used in the conduct of the Business.

     (b) Notwithstanding anything in Section 3.12(a) to the contrary, except as identified on the Property Schedule, the title of the Company to each of the (i) Major Properties is Marketable Title and (ii) Minor Properties is Defensible Title.

     SECTION 3.13. EMPLOYEE BENEFIT MATTERS. (a) With respect to each employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company or any Subsidiary (the "BENEFIT PLANS"), the Seller has made available to the Purchaser a copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Benefit Plan, (iii) if applicable, each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (v) the most recent actuarial valuation report prepared for any Benefit Plan which is a defined benefit plan and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Internal Revenue Code.

     (b) With respect to the Benefit Plans and each employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by any employer which along with the Company or any Subsidiary would be treated as a single employer under Section 414 of the Internal Revenue Code (together with the Benefit Plans, the "CONTROLLED GROUP PLANS"), except as set forth in Section 3.13(b) of the Disclosure Schedule, no event has occurred and, to the knowledge of the Seller, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any liability under the terms of the Controlled Group Plans, ERISA, the Internal Revenue Code or any other applicable Law which would have, individually or in the aggregate, a Material Adverse Effect. There is no "accumulated funding deficiency" as defined in
Section 412 of the Internal Revenue Code (whether or not waived) with respect to any of the Controlled Group Plans, and during the past five years neither the Company nor any Subsidiary or other employer which along with the Company or any Subsidiary would be treated as a single employer under Section 414 of the Internal Revenue Code has made or been required to make contributions to a "multiemployer plan" as defined in Section 3(37) of ERISA.

     (c) The Seller has made available to the Purchaser (i) copies of all employment agreements with officers of the Company and the Subsidiaries,
(ii) copies of all severance agreements, programs and policies of the Company and the Subsidiaries with or relating to their employees, and (iii) copies of all plans, programs, agreements and other arrangements of the Company and the Subsidiaries with or relating to its employees which contain change in control provisions. Except as set forth in Schedule 3.13(c) of the Disclosure Schedule, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary could be subject to any liability under the terms of the agreements, programs, policies, plans and arrangements described in this Section 3.13(c) which would have, individually or in the aggregate, a Material Adverse Effect.

     (d) Except as provided in Section 3.13(d) of the Disclosure Schedule or as otherwise required by Law, no Benefit Plan of the Company or any Subsidiary provides retiree medical or retiree life insurance benefits to any Person at a cost to the Company or any Subsidiary.

     SECTION 3.14. INSURANCE. All material properties and risks of the Company and the Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts and with such deductible amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company and the Subsidiaries. Set forth on Section 3.14 to the Disclosure Schedule is a list of all (i) policies of fire, liability, casualty, life and other insurance currently in force, (ii) all pending claims against the Company and the Subsidiaries and (iii) the termination dates for each such policy. To the Seller's knowledge, the Company or one of the Subsidiaries, as applicable, has given timely notice to the appropriate insurance carrier with respect to each such claim.

     SECTION 3.15. TAXES. Except as set forth in Section 3.15 of the Disclosure Schedule: (a) The Company and each Subsidiary has timely filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate taxing authority all Returns with respect to Taxes of the Company and each of the Subsidiaries other than those Returns on which an immaterial amount of Taxes would properly be shown the failure of which to file would not have, individually or in the aggregate, a Material Adverse Effect.

     (b) All Taxes due and payable on all filed Returns of or with respect to the Company and the Subsidiaries have been paid in full or have been provided for on the 1995 Balance Sheet in accordance with GAAP;

     (c) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Returns required to be filed by or with respect to the Company or any of the Subsidiaries;

     (d) None of the Returns of or with respect to the Company or any of the Subsidiaries is currently being audited or examined by any taxing authority; and

     (e) No deficiency for any income Taxes has been assessed with respect to the Company or any of the Subsidiaries that has not been abated or paid in full.

     SECTION 3.16. MATERIAL CONTRACTS. (a) Section 3.16(a) of the Disclosure Schedule lists the following contracts (collectively, with the leases listed in Part I of

Section 3.12(b) of the Disclosure Schedule, the "MATERIAL CONTRACTS") in effect as of the date of this Agreement to which the Company or any Subsidiary is a party:

      (i) any commitment, contract, agreement, note, loan, evidence of indebtedness, purchase order, letter of credit (other than in respect of the leases listed in Section 3.12(b) of the Disclosure Schedule) or guarantee of the indebtedness of others that the Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company or any Subsidiary of more than $100,000 within the remaining term of such agreement;

      (ii) any lease of personal property involving aggregate payments by the Company or any Subsidiary in excess of $100,000;

      (iii) any contracts or agreements containing covenants limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person;

      (iv) any employment agreements involving annual payments by the Company or any Subsidiary in excess of $100,000;

      (v) any contracts or agreements relating to exploration, production, transportation and treatment of hydrocarbons involving the annual payment to or by the Company or any Subsidiary in excess of $100,000, or the creation of joint ventures for such purposes;

      (vi) any farmins, farmouts or similar agreements providing for the acquisition, sale or disposition of any interest in a property;

      (vii) any contracts which provide for the sale of hydrocarbons for a period of three months or more;

      (viii) any sale or lease of real or personal property in excess of $100,000; and

      (ix) any contract requiring a capital expenditure or a commitment for a capital expenditure in excess of $100,000.

      (x) any obligation to make future payments, contingent or otherwise, arising out of or relating to the acquisition or disposition of any business, assets or stock of other companies by the Company or any Subsidiary;

      (xi) any agreements or arrangements relating to the release or disposal of Hazardous Materials;

      (xii) any agreements with any Governmental Authority that currently are binding on, or restrict the actions of, the Company or any Subsidiary, other than leases or Licenses;

      (xiii) any hedge, swap, futures, options or other derivatives contract and similar contracts; and

      (xiv) any contracts (other than existing production sales contracts) containing calls on production or options to purchase production in favor of a third party.

   (b) Neither the Company nor any Subsidiary is (and, to the knowledge of the Seller, no other party is), as of the date of this Agreement, in breach or violation of, or default under, any of the Material Contracts, where such breaches or violations or defaults would have, individually or in the aggregate, a Material Adverse Effect or result in the creation of any Encumbrance on any asset of the Company or any Subsidiary. Each Material Contract is, as of the date of this Agreement, a valid agreement, arrangement or commitment of the Company or the Subsidiary which is a party thereto, enforceable against the Company or such Subsidiary in accordance with its terms and, to the knowledge of the Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies or as would not have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of all written Material Contracts have heretofore been made available to the Purchaser, and the Seller has provided the Purchaser with written summaries of all such Material Contracts (if any) that are unwritten. Each Material Contract is in full force and effect and no notices of termination or cancellation thereof have been given or received by the Company or any Subsidiary. Except as disclosed in Section 3.16 of the Disclosure Schedule, there are no material unresolved disputes involving the Company or any Subsidiary under the Material Contracts.

      SECTION 3.17.  CONDITION OF EQUIPMENT.  Except as disclosed in Section
3.17 of the Disclosure Schedule, to the knowledge of the Seller, all platforms, pipelines, wells, gas processing plants and other equipment and machinery currently in use and material to the operation of the Business are in reasonable repair, ordinary wear and tear excepted.

   SECTION 3.18.  ENVIRONMENTAL MATTERS.  (a)  Except as disclosed in Section
3.18 of the Disclosure Schedule, the Company and each Subsidiary currently hold all the environmental, health and safety permits, licenses and approvals of Governmental Authorities necessary for the current use, occupancy or operation of that portion of the Business conducted by it, except for such permits, licenses and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Seller, the Seller has provided the Purchaser with copies of or access to any reports in the possession of the Seller, the Company or any Subsidiary of any environmental assessment, audit investigation or study with respect to the real property owned or leased by the Company or any Subsidiary.

      (b)  Except as set forth in Section 3.18 of the Disclosure Schedule:

      (i) The Company and each Subsidiary is conducting the Business and operating the Properties and since January 1, 1994 has conducted the Business and operated the Properties in material compliance with all applicable Environmental Laws and all Governmental Orders relating to health, safety, the environment, Hazardous Materials (as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA")), or Solid Wastes (as such term is defined in the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 ("RCRA"));

      (ii) Neither the Company nor any Subsidiary has been notified by any Governmental Authority that any of the Properties is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal of offsite locations)of any Hazardous Material;

      (iii) Neither the Company nor any Subsidiary has filed any notice under any Environmental Law indicating that (A) the Company, any Subsidiary or any former subsidiary of the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any Property;

      (iv) Neither the Company nor any Subsidiary has any liability in connection with (A) the release into the environment at or on any property now or previously owned or leased by the Company, any Subsidiary or any former subsidiary of the Company, or (B) storage or disposal of any Hazardous Material that in either case would, individually or in the aggregate, have a Material Adverse Effect;

      (v) Neither the Company nor any Subsidiary has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions or any facilities or property owned, leased or operated by the Company, any Subsidiary or any former subsidiary of the Company;

      (vi) No property now or, to the knowledge of the Seller, previously owned, leased or operated by the Company, any Subsidiary or any former subsidiary of the

   Company is listed on the National Priorities List pursuant to CERCLA or, to the knowledge of the Seller, on any other federal or state list as sites requiring investigation or cleanup;

      (vii) Neither the Company nor any Subsidiary is transporting, has directly transported, is arranging for the transportation of, or has transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any of them for remedial work, damage to natural resources or personal injury, including claims under CERCLA which would, individually or in the aggregate, have a Material Adverse Effect;

        (viii) There are no sites, locations or operations at which the Company or any Subsidiary is currently undertaking, any material remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

        (ix) All underground storage tanks and solid waste disposal facilities owned or operated by the Company or any Subsidiary are used and operated in material compliance with Environmental Laws.

      (c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Seller in this Section 3.18 are the exclusive representations and warranties made by the Seller with respect to matters relating to the protection of health, safety and the environment and no other representations or warranties made by the Seller in this Agreement shall be deemed to cover or relate to such matters.

      SECTION 3.19. AFFILIATE AGREEMENTS. Section 3.19 of the Disclosure Schedule sets forth a list of all contracts existing as of the date of this Agreement which relate to (a) the sale, provision or sharing of products or services to the Company and the Subsidiaries by any other division, unit or Affiliate of the Seller or (b) the sale, provision or sharing of products or services by the Company and the Subsidiary to any other division, unit or Affiliate of the Seller.

      SECTION 3.20. BROKERS. Except for Morgan Stanley & Co., Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.
 The Seller is solely responsible for the fees and expenses of Morgan Stanley.

      SECTION 3.21.  ABSENCE OF CERTAIN CHANGES.  Except as disclosed on
Section 3.21 of the Disclosure Schedule, since March 31, 1996, (i) there has not been any matter, fact or circumstance resulting, individually or in the aggregate, in a Material Adverse Effect in, or any event or condition that might reasonably be expected to result in any Material Adverse Effect in, the business, assets, results of operations or condition (financial or otherwise) of the Company or the Subsidiaries, (ii) the Business has been conducted only in the ordinary course consistent with past practice, (iii) neither the Company nor any Subsidiary has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice, and
(iv) neither the Company nor any Subsidiary has paid or committed to pay any bonus or similar payment to any director, officer or employee thereof.

     SECTION 3.22.  OUTSTANDING MONETARY COMMITMENTS.  Set forth in Section
3.22 of the Disclosure Schedule is a listing, as of May 31, 1996, of all outstanding authorizations for expenditures relating to the Properties and exceeding $100,000 individually. Except as set forth in Section 3.22 of the Disclosure Schedule, there are no operations on the Properties in which the Company's or any Subsidiary's commitment would have exceeded $100,000, being conducted as of May 31, 1996, or any time thereafter, in which the Company or any Subsidiary has elected not to participate since May 31, 1996.

      SECTION 3.23.  PAYMENTS AND OPERATIONS.  Except as disclosed in Section
3.23 of the Disclosure Schedule, there are no royalties, shut-in royalties, lease rental payments, deposits or other payments for which the Company or any Subsidiary has any responsibility or liability that are payable (except as accrued in the Financial Statements) or delinquent, and all such payments that are due have been timely and properly paid (including, without limitation, any royalties due in respect of (i) amounts received in settlement of take or pay or similar contracts or (ii) amounts received for the sale of oil in excess of posted prices), except any amount of royalties, shut-in royalties, lease rental payments or other payments held in suspense for title reasons and with respect to which the Company or such Subsidiary has set aside appropriate reserves. The methods used by the Company and each Subsidiary to calculate royalty payments comply with the terms of the leases, Licenses and other agreements pertaining to the Properties and applicable Laws and Governmental Orders. The Company and each Subsidiary have complied with, performed and observed, and satisfied all of the material terms, conditions, obligations and liabilities under any of the provisions of the documents of title to the Properties, or any other agreements, instruments, Laws and Governmental Orders relating to the Properties.

      SECTION 3.24. PREPAYMENTS; GAS IMBALANCES. Neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of its Properties at some future time without then or thereafter being entitled to receive payment of the contract price therefor. Except as set forth in
Section 3.24 of the Disclosure Schedule, at April 30, 1996, neither the Company nor any Subsidiary had under any agreement, arrangement or past event
(i) any obligation to deliver gas from the Properties (or cash in lieu thereof) to other owners of interests in those Properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled, or (ii) any right to receive deliveries of gas from the Properties (or cash in lieu thereof) from other owners of interests in those Properties as a result of past production by the Company, any Subsidiary or any of their predecessors of less than the share to which they were entitled. Except as set forth in Section
3.24 of the Disclosure Schedule, at April 30, 1996, neither the Company nor any Subsidiary had any other gas imbalances or make-up obligations (whether arising at the wellhead, pipeline, gathering system or other level) under any agreement, arrangement or past event.

      SECTION 3.25.  INTELLECTUAL PROPERTY.  The Company and each
Subsidiary either owns or has valid agreements or Licenses granting them the right to use all Intellectual Property Rights used in the Business. Except as set forth in Section 3.25 of the Disclosure Schedule and except for agreements giving the Company and the Subsidiaries the right to use certain geological and geophysical data (which may contain limitations customary for companies engaged in the business of the exploration and production of oil, gas, condensate and other hydrocarbons), there are no limitations contained in such agreements or Licenses which, upon consummation of the transactions contemplated by this Agreement, will alter or impair any Intellectual Property Rights, breach any agreement or License pertaining thereto with any third-party vendor, or require payments or additional sums under such agreements or Licenses. The Company and each Subsidiary is in compliance in all material respects with all agreements and Licenses pertaining to Intellectual Property Rights and there are no pending or, to the knowledge of the Company, threatened Actions challenging or questioning the validity or effectiveness of any such agreement or License or the right of the Company or any Subsidiary to use, copy, modify or distribute the same.

      SECTION 3.26. OIL AND GAS OPERATIONS. The Company and the Subsidiaries have drilled and (if completed) completed, operated and produced all of those wells for which any of the Company and the Subsidiaries serve as operator in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and all applicable Laws and Governmental Orders, except where any failures or violations do not or would not have, individually or in the aggregate, a Material Adverse Effect. All proceeds from the sale of oil, gas and other hydrocarbons produced by the Company and the Subsidiaries are being received by the Company and the Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $100,000 and held in suspense in the ordinary course of business).

      SECTION 3.27. GOVERNMENTAL REGULATIONS. Neither the Company nor any Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Neither the Company nor any Subsidiary has a similar status under any similar state laws or regulations of the type regulating public utilities. No consent or approval of, or other action by, the Securities and Exchange Commission under PUHCA and the rules and regulations promulgated thereunder is required in connection with the execution, delivery and performance by the Seller of this Agreement. Assuming the Purchaser is not a "holding company" within the meaning of PUHCA, following the consummation of the transactions contemplated by this Agreement neither the Company nor any Subsidiary will be a

"subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of PUHCA.

      SECTION 3.28.  FOREIGN PROPERTIES.  (a)  Brabant Petroleum Ltd. has not
(i) committed any material breach of any of the exploration and production licenses covering Properties located in the U.K. Sector of the North Sea (the "UK LICENSES"), or (ii) received notice that any of the parties to the UK Licenses has committed any material breach of, or is in material default under, any of the UK Licenses. The UK Licenses and all rights and interests of Brabant Petroleum Ltd. thereunder or deriving therefrom are in full force and effect and no act or omission of Brabant Petroleum Ltd. or, to the knowledge of Seller, of any other Person has occurred that would entitle the Department of Trade and Industry to revoke the UK Licenses. No notice has been given to Brabant Petroleum Ltd. or, to the knowledge of Seller, to any other Person by the Department of Trade and Industry of any intention to revoke the UK Licenses or require further work to be conducted (whether in relation to exploration or development), to call for the submission of or to impose of development program.

      (b) Energy Development Corporation (Argentina), Inc. has not (i) committed any material breach of any of the exploration and production licenses covering Properties located in Argentina (the "ARGENTINA LICENSES"), or (ii) received notice that any of the parties to the Argentina Licenses has committed any material breach of, or is in material default under, any of the Argentina Licenses. The Argentina Licenses and all rights and interests of Energy Development Corporation (Argentina), Inc. thereunder or deriving therefrom are in full force and effect and no act or omission of Energy Development Corporation (Argentina), Inc. or, to the knowledge of Seller, of any other Person has occurred that would entitle the Secretary of Energy to revoke the Argentina Licenses. No notice has been given to Energy Development Corporation (Argentina), Inc. or, to the knowledge of Seller, to any other Person by the Secretary of Energy of any intention to revoke the Argentina Licenses or to require further work to be conducted (whether in relation to exploration or development), to call for the submission of or to impose a development program.

      SECTION 3.29. 1996 EXPLORATION ACTIVITIES. Section 3.29 of the Disclosure Schedule sets forth a listing of all exploration and development activities in which the Company or any Subsidiary has elected to participate since September 30, 1995 and with respect to which the Company or any Subsidiary has expended or committed to expend $100,000 or more. The Seller has provided the Purchaser with true and complete information (to the extent the Company or any Subsidiary has such information in its possession or has access to such information) regarding the status and results of all such activities, including, without limitation, well logs, results of drill stem tests, production information and other pertinent information.

      SECTION 3.30. ENTECH AGREEMENT. Set forth on Section 3.30 of the Disclosure Schedule is a true and correct listing, in all material respects, of (i) all the Properties of a type described in clauses (i) and (ii) of
Section 2.13 of the Entech Agreement

(as hereafter defined) that constitute "New Properties" under that certain Amended and Restated Participation Agreement (the "ENTECH AGREEMENT") dated December 27, 1993, between the Company and Entech Enterprises, Inc. ("ENTECH"), as agreed to between the Company and Entech, (ii) Entech's agreed percentage net revenue interest and working interest in such New Properties and (iii) those additional Properties which, to the knowledge of the Seller and the Company, Entech claims to constitute "New Properties". No additional properties or interests that may be acquired by the Company after the date hereof, other than pursuant to agreements entered into by the Company prior to December 31, 1994 will constitute "New Properties" under the Entech Agreement.

      SECTION 3.31. DISCLOSURE. To the Seller's knowledge, all well logs, well pressures and other well test data furnished by the Seller to the Purchaser for purposes of or in connection with the transactions contemplated by this Agreement are true and accurate in all material respects.

      SECTION 3.32. INDEMNIFICATION CLAIMS. There are no pending claims for indemnification from the Company or any Subsidiary by any director, officer or employee thereof and, to the Seller's knowledge, there are no facts or circumstances that would reasonably be expected to form the basis for any such claim.

      SECTION 3.33. FINANCIAL STATEMENTS OF SELLER. The Seller has delivered to the Purchaser accurate and complete copies of the Seller's audited consolidated balance sheet as of December 31, 1995, and the related audited consolidated statements of income, stockholders' equity and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of Deloitte & Touche LLP, independent public accountants (the "SELLER'S FINANCIAL STATEMENTS"). The Seller's Financial Statements (i) have been prepared in accordance with GAAP and the Seller's book and records and (ii) fairly present in all material respects the Seller's consolidated financial position as of the date thereof and its consolidated results of operations and cash flows for the period then ended, except for changes that may be necessary or appropriate in connection with the reserve data referred to in Section 4.08. Since December 31, 1995, there has not been any material adverse change in the assets, results of operations or financial condition of the Seller, except for changes in connection with the reserve data referred to in Section 4.08.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER
CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY
OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE
ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR OTHER
CONDITION OF THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES OR
THE OWNERSHIP OR OPERATION OF ANY OF SUCH ASSETS OF THE
COMPANY, OR ANY PART THEREOF.

EXCEPT AS SET FORTH IN ARTICLE III, ALL OF THE PERSONAL PROPERTY,
EQUIPMENT, IMPROVEMENTS AND FIXTURES RELATED TO THE PROPERTIES
SHALL BE ACQUIRED BY THE PURCHASER (THROUGH ITS

ACQUISITION OF THE SHARES) "AS IS, WHERE IS". WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES AS TO PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS AND FIXTURES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY AS TO CONDITION, (d) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (e) ANY GUARANTY OR WARRANTY AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548 AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2476.

THE SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE PURCHASER
HEREBY WAIVES, ANY REPRESENTATIONS OR WARRANTY WITH RESPECT TO
THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL,
GAS OR OTHER HYDROCARBONS IN OR UNDER THE OIL AND GAS
PROPERTIES.

THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, THAT EXTEND BEYOND
THE FACE OF THIS AGREEMENT.

THE PURCHASER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION
ARE CONSPICUOUS.


                            ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Seller as set forth in this Article IV. The representations and warranties in this Article IV are deemed to be material and the Seller is entering into this Agreement relying on such representations and warranties:

      SECTION 4.01. INCORPORATION AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4.02. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications listed in Section 4.03 have been made, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, except as would not, individually or in the aggregate, delay the consummation of the transaction contemplated by this Agreement or have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

      SECTION 4.03. CONSENTS AND APPROVALS. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person or entity, is required to be made or obtained by the Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) applicable requirements, if any, of the Delaware General Corporation Law and the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, either individually or in conjunction with other such failures, would not delay the consummation of the transactions contemplated by this Agreement or not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and
(c) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

      SECTION 4.04. ABSENCE OF LITIGATION. No Action is pending or, to the knowledge of the Purchaser, threatened against the Purchaser which would, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

      SECTION 4.05. INVESTMENT PURPOSE. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

      SECTION 4.06. FINANCING. The Purchaser has all funds necessary to consummate the transactions contemplated by this Agreement.

      SECTION 4.07. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

      SECTION 4.08. RESERVE DATA. The Purchaser acknowledges receipt of the revised data as to the Company's reserves included in Section 4.08 of the Disclosure Schedule.

                            ARTICLE V

                      ADDITIONAL AGREEMENTS

      SECTION 5.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. (a) Subject to Section 5.01(d), the Seller covenants and agrees that, between the date hereof and the Closing Date, it shall not permit the Company and the Subsidiaries to conduct the Business other than in the ordinary course and consistent with their prior practice except as described in Section 5.01(a) of the Disclosure Schedule, without the prior written consent of the Purchaser.

      (b) The Seller covenants and agrees that, prior to the Closing, it will cause the Company and the Subsidiaries to use all reasonable efforts to preserve, maintain and protect the Properties, to preserve substantially intact the business organization of the Business, to keep available to the Purchaser the services of the employees of the Company and the Subsidiaries, to keep in full force and effect the insurance coverage specified in Section
3.14 of the Disclosure Schedule and to preserve the current relationships of the Company and the Subsidiaries with their respective customers, suppliers and other Persons with which they have significant business relationships.

     (c) The Seller covenants and agrees that, prior to the Closing, it will not permit either the Company or any Subsidiary to amend its Certificate of Incorporation or By-laws (or equivalent organization documents), merge or consolidate, or obligate itself to do so, with or into any other entity or authorize a liquidation, dissolution, reorganization or recapitalization, without the prior written consent of the Purchaser.

      (d) The Seller covenants and agrees that, without the prior written consent of the Purchaser, it will not permit either the Company or any Subsidiary, prior to the Closing,

      (i) to change its accounting methods, principles or practices, other than such changes required by GAAP;

      (ii) to declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Shares or Subsidiary Shares or redeem, repurchase or otherwise acquire any equity securities issued by the Company or any Subsidiary;

      (iii) to revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

      (iv) to establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any of their respective officers or employees, except as may be required by Law;

      (v) to enter into any employment or severance agreement with any of their respective employees or establish, adopt, or enter into any collective bargaining agreement;

      (vi) to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests;

      (vii) to discontinue or modify any existing policy or binder of insurance currently maintained in respect of the Company, any Subsidiary or the Business;

      (viii) to acquire, sell, lease, transfer or otherwise dispose of (including farmouts), directly or indirectly, any assets, other than sales of product produced in the ordinary course of business and sales of other assets in the ordinary course of business having a fair market value in the aggregate of not more than $50,000;

      (ix) to incur, guarantee or assume any indebtedness for borrowed money;

      (x) to mortgage or pledge any of their respective assets or create any Encumbrance thereon;

      (xi) to enter into or amend, modify or terminate any Material Contract;

          (xii) to make any elections regarding any operation with respect to a Property;

          (xiii) to make any loans, advances or capital contributions to, or investments in, any other Person other than as required pursuant to any contract or agreement to which the Company or a Subsidiary is a party existing on the date hereof or entered into after the date hereof without violation of this Agreement;

          (xiv) to pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

          (xv) to make any capital expenditure or expenditures other than as required pursuant to any contract or agreement to which the Company or a Subsidiary is a party existing on the date hereof or entered into after the date hereof without violation of this Agreement;

          (xvi) except for (A) payroll expenditures, (B) royalty payments, (C) payments of Taxes (other than any U.S. Federal corporate income Tax unless liability for such Tax is included in amounts reserved under the 1995 Balance Sheet) and (D) scheduled payments under any contract or agreement to which the Company or a Subsidiary is a party existing on the date hereof or entered into after the date hereof without violation of this Agreement, to pay, discharge or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted).

          (xvii) to enter into any transaction with any Person that is an Affiliate of the Seller;

          (xviii)   to use funds from the Company or any Subsidiary to pay
     any U.S. Federal corporate income Tax liability other than such a tax liability included in amounts reserved on the 1995 Balance Sheet;

          (xix) to take any action which would make any of the representations or warranties of the Seller contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

          (xx) to authorize, propose or agree to take any of the foregoing actions.

          (e) Between the date hereof and the Closing Date, the Purchaser shall be entitled to have representatives present at the corporate headquarters of the Company. The Seller shall cause the Company and the Subsidiaries to give such representatives prior notice of, and to include such representatives in, all discussions and meetings concerning any matter that may require approval of the Purchaser under Section 5.01(d) or that would otherwise involve operational or administrative decisions. In addition, the Seller shall cause to be delivered to such representatives at least five (5) Business Days prior to the making of any disbursements, a list of the Company's and each Subsidiary's planned disbursements with respect to the Company's and each Subsidiary's accounts payable (other than payroll and royalties).

          SECTION 5.02. ACCESS TO INFORMATION. (a) From the date of this Agreement until the Closing the Seller shall, and shall cause the officers, employees, auditors and agents of the Seller, the Company and the Subsidiaries, (i) to afford the officers, employees and authorized agents and representatives of the Purchaser full and complete access, during normal business hours or upon reasonable notice during non-business hours, to the offices, properties, books and records of the Company and the Subsidiaries (including such access as may be appropriate to permit the Purchaser to conduct such an examination of title to the Properties as it deems necessary or proper) and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Shares and the assets, properties, goodwill and Business of the Company and the Subsidiaries as the Purchaser may from time to time reasonably request in order to assist the Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transfers contemplated hereby.

          (b) The Purchaser agrees that it shall preserve and keep all Books and Records relating to the business or operations of the Company and the Subsidiaries on or before the Closing Date in the Purchaser's possession for a period of at least eight years from the Closing Date. After such eight-year period, before the Purchaser shall dispose of any of such Books and Records, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as the Seller may select.

          (c) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such Books and Records, information or employees. The Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax returns and other governmental reports, and the Purchaser agrees to furnish such information to the Seller at the Seller's request and expense.

          SECTION 5.03. CONFIDENTIALITY. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; PROVIDED, HOWEVER, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

          SECTION 5.04. REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS. (a) Each party hereto shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Purchaser acknowledges that it shall be solely responsible for obtaining the Licenses and all other consents, approvals and authorizations referred to in Section 4.03 and the Seller agrees to assist the Purchaser in its efforts with respect thereto. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

          (b) Without limiting the generality of the Purchaser's undertakings pursuant to Section 5.04(a), the Purchaser shall:

          (i) take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws ("GOVERNMENT ANTITRUST AUTHORITY") regarding the legality under any antitrust law of the Purchaser's acquisition of the Shares: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or Businesses, of the Company or any Subsidiary;

          (ii) use its Best Efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Government Antitrust Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Shares in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including, without limitation, taking the steps contemplated by Section 5.04(b)(i);

          (iii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including, without limitation, the appeal thereof, the posting of a bond or the steps contemplated by Section 5.04(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

          (iv) take promptly all other reasonable actions and do all other things reasonably necessary and proper to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any Government Antitrust Authority or any other party to the consummation of the acquisition of the Shares by the Purchaser in accordance with the terms of this Agreement.

          (c) The Purchaser will use its Best Efforts to assist the Seller in obtaining any consents of third parties necessary or advisable in connection with the transactions contemplated by this Agreement, including, without limitation, providing to such third parties such financial statements and other publicly available financial information with respect to Noble Affiliates, Inc., the parent corporation of the Purchaser, as such third parties may reasonably request.

          SECTION 5.05. INDEPENDENT INVESTIGATION. (a) The Purchaser acknowledges and agrees that it (i) has made its own independent inquiry and investigation into, and, based upon the information supplied to the Purchaser by the Seller, has formed an independent judgment concerning, the Company, the Subsidiaries and the Business and (ii) has been furnished with or given adequate access to such information about the Company, the Subsidiaries and the Business as it has requested. The Seller does not make, and has not made, any representations or warranties relating to the Seller, the Company or any Subsidiary other than those expressly set out herein which are made by the Seller.

          (b) Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement, nor shall such information be deemed to establish a standard of materiality.

          SECTION 5.06. NOTICE OF EVENTS. The Seller and the Purchaser shall promptly notify each other of any event or circumstance which shall occur prior to the Closing which shall constitute a breach of a representation or warranty or a covenant or agreement of either the Seller or the Purchaser.

          SECTION 5.07. FURTHER ACTION. Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its Best Efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further reasonable actions as may be necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

          SECTION 5.08. ACQUISITION PROPOSALS. From the date hereof, none of the Seller, the Company, any Subsidiary or any Affiliate, director, officer, employee or representative of any of them shall, directly or indirectly (i) solicit or initiate any Acquisition Proposal or (ii) engage in discussions or negotiations with, enter into any agreements or understandings with or disclose any nonpublic information relating to, the Company or any Subsidiary, or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that is considering making or has made an Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Seller all confidential information heretofore furnished to such Person by or on behalf of Seller, the Company or any Subsidiary. The Seller and the Company will notify the Purchaser promptly by telephone, and thereafter confirm in writing, if it receives any Acquisition Proposal after the date hereof and advise the Purchaser of the terms thereof. The term "ACQUISITION PROPOSAL", as used herein, means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

          SECTION 5.09. EMPLOYEE TERMINATION COSTS. (a) The Seller hereby agrees to indemnify the Purchaser, the Company and the Subsidiaries against and hold each of them harmless from, and to reimburse the Company and the Subsidiaries for, all costs and expenses relating to severance or termination benefits (including amounts related to or paid pursuant to any incentive plan, bonus pool or deferred compensation plan or arrangement), retention payments, continuation of benefits, accrued vacation, outplacement and all other similar costs, expenses and Losses related to the termination of an employee's employment with the Company or any Subsidiary or the termination of any incentive plan, bonus pool or deferred compensation plan or arrangement or an employee's participation thereunder, either (i) triggered by the consummation of the transactions contemplated by this Agreement or
(ii) related to the voluntary or involuntary termination of any employee's employment with the Company or any Subsidiary or the termination of any incentive plan, bonus pool or deferred compensation plan or arrangement or an employee's participation thereunder prior to or within six months in the case of involuntary terminations or one (1) year in the case of voluntary terminations, in each case following the Closing (collectively, "TERMINATION COSTS"), to the extent such Termination Costs relate to or are paid pursuant to any plan, program, agreement, arrangement, policy or practice entered into or adopted at any time prior to the Closing. The reimbursement of the Termination Costs shall be made from time to time by the delivery of immediately available funds by the Seller to either the Purchaser, the Company or any Subsidiary (as specified by the Purchaser) within five (5) Business Days of the Purchaser's written notice to the Seller of the incurrence of any Termination Costs. The Purchaser shall cause the Company to make available to the Seller such Books and Records as may be reasonably necessary to allow the Seller to verify the amount of Termination Costs. Nothing contained in this Agreement shall be deemed to require the Purchaser, the Company or any Subsidiary to take or omit to take any action that might mitigate or reduce the amount of Termination Costs.

          (b) The Seller hereby agrees to indemnify the Purchaser, the Company and the Subsidiaries against and hold each of them harmless from, and to reimburse the Company and the Subsidiaries for, any contributions, premiums or other payments the Company or any Subsidiary is required to make or pay after the Closing to or with respect to any of the Controlled Group Plans as in effect at any time prior to the Effective Date to fund benefits or provide coverage for employees of the Company or any Subsidiary with respect to periods of employment prior to the Effective Date (collectively, "Plan Costs"). The reimbursement of the Plan Costs shall be made from time to time by the delivery of immediately available funds by the Seller to either the Purchaser, the Company or any Subsidiary (as specified by the Purchaser) within five (5) Business Days of the Purchaser's written notice to the Seller of the incurrence of any Plan Costs. The Purchaser shall cause the Company to make available to the Seller such Books and Records as may be reasonably necessary to allow the Seller to verify the amount of Plan Costs. Nothing contained in this Agreement shall be deemed to require the Purchaser, the Company or any Subsidiary to take or omit to take any action that might mitigate or reduce the amount of Plan Costs.

          SECTION 5.10. TERMINATION OF CERTAIN AGREEMENTS. Prior to the Closing, the Seller shall, or shall cause its Affiliates to, (i) terminate and cancel all agreements and arrangements (collectively, the "IPO AGREEMENTS") entered into between the Company and the Seller or any of its Affiliates in contemplation of the proposed initial public offering by the Company contemplated by the Company's Registration Statement on Form S-1 (No. 33-2326), including, without limitation, the Tax Allocation Agreement, Administrative Services Agreement, Indemnification Agreement, Cash Management Agreement and Stock Restriction, Registration and Option Agreement referred to under "Certain Transactions" in such Form S-1, (ii) return to the Company the aggregate amounts paid by the Company or any Subsidiary to the Seller or any of its Affiliates under the IPO Agreements and (iii) execute releases satisfactory to the Purchaser releasing the Company from any liability or obligation under the IPO Agreements. Promptly following the execution of this Agreement, the Seller shall cause the Company to withdraw such Registration Statement in accordance with the rules and regulations promulgated under the Securities Act of 1933.

          SECTION 5.11. UPDATED FINANCIAL STATEMENTS. On or before July 31, 1996, the Seller shall cause the Company to prepare and deliver to the Purchaser (i) the Company's unaudited consolidated balance sheet as of June 30, 1995 and 1996, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for each of the six-month periods then ended, all of which shall be prepared on the same basis as the Unaudited Financial Statements and (ii) reissued Audited Financial Statements as of December 31, 1995 revised as necessary or appropriate to reflect the revised estimated reserves of the Company as previously discussed by the parties and substantially in accordance with the data referred to in Section 4.08.

                            ARTICLE VI

                           TAX MATTERS

          SECTION 6.01.  TAX INDEMNITIES.  (a)   Subject to Section 6.01(d),
the Seller shall indemnify the Purchaser and its Affiliates and the Company and its Subsidiaries, and hold them harmless from and against (i) any liability for Taxes (other than conveyance taxes, which are allocated to the Purchaser pursuant to Section 6.07) of the Company and the Subsidiaries due in respect of all taxable periods ending before the Effective Date, the portion of any Straddle Period (as defined below) ending on the Effective Date, and in respect of U.S. Federal corporate income Tax, the portion of 1996 ending on the Closing Date, but Seller shall not be liable for any Tax (other than a Tax resulting from the Elections) which is included in amounts reserved on the 1995 Balance Sheet (including the trial balance sheet relating thereto)), (ii) any liability that may be imposed on the Company or any Subsidiary pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Internal Revenue Code or pursuant to any analogous provision of state or local law, as a result of the affiliation of the Company or such Subsidiary with the Seller or an Affiliate of the Seller or predecessor-in-interest, (iii) any liability for Taxes resulting from elections (the "ELECTIONS") under Section 338(g) and 338(h)(10) of the Internal Revenue Code with respect to the Company and the Subsidiaries, and any comparable elections under state or local tax laws, PROVIDED, HOWEVER, that no indemnity shall be provided under this Agreement for any Taxes resulting from (1) a breach by the Purchaser of its obligations under this Agreement, (2) a reduction in any net operating loss, capital loss or tax credit carryover allocable to the Company or any Subsidiary, or (3) any transaction of the Company or any Subsidiary occurring after the Closing on the Closing Date (other than the Elections and other than transactions that are in the ordinary course of business).

           (b)  From and after the Closing Date, except as provided in
Section 6.01(a) above, the Purchaser and the Company shall indemnify the Seller and its Affiliates and hold them harmless from and against (i) Taxes due pursuant to Section 6.07 herein, (ii) Taxes due in respect of all taxable periods commencing on or after the Effective Date (other than U.S. Federal corporate income Taxes due in respect of the portion of 1996 ending on the Closing Date, except to the extent attributable to a transaction after the Closing on the Closing Date (other than the Elections and other than transactions that are in the ordinary course of business)), and (iii) the portion of any Straddle Period (as defined below) beginning on the Effective Date imposed on or with respect to the Company or its Subsidiaries.

          (c) Any Taxes for a tax period beginning before the Effective Date and ending after the Effective Date (a "STRADDLE PERIOD") shall be apportioned between the Seller and the Purchaser, in the case of real and personal property taxes and franchise taxes not based on gross or net income, on a per diem basis and, in the case of other Taxes (including sales and transfer Taxes), shall be determined based on the actual operation of the Company and the Subsidiaries during the portion of such period ending on the day before the Effective Date and the portion of such period beginning on the Effective Date. Each such portion of such period shall be deemed to be a tax period subject to the provisions of
Section 6.01(a) and 6.01(b) above. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, the amount of such Tax allocated to the period ending on the day before the Effective Date shall be computed by reference to the level of such items on such Date.

          (d) The respective indemnification obligations of the Purchaser and the Seller pursuant to this Section 6.01 resulting from any Contest (as defined in Section 6.03(b)) shall not be effective until the aggregate dollar amount of all Taxes which would otherwise be payable pursuant to this Article VI by such party exceeds $100,000 (the "TAX LIABILITY THRESHOLD AMOUNT"). It being agreed and understood that, if such amount is exceeded, the Seller or the Purchaser, as the case may be, shall be liable to the full extent of such Losses, including those not in excess of the Tax Liability Threshold Amount.

          (e)  Payment by an indemnitor of any amount due under this Section
6.01 shall be made within 30 days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. If the Seller receives an assessment or other notice of Taxes due with respect to the Company or any of its Subsidiaries for any period ending on or before the Closing Date for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 6.01 because all or part of such Tax was included in an amounts reserved on the 1995 Balance Sheet (including the trial balance sheet relating thereto), and the Seller pays such Tax, then the Purchaser or the Company shall pay to the Seller, in accordance with the first sentence of this Section 6.01(e), the amount of such Tax for which Seller is not responsible under Section 6.01(a). In the case of a Tax that is contested in accordance with the provisions of Section 6.03, payment of such Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

          SECTION 6.02. REFUNDS AND TAX BENEFITS. (a) The Purchaser shall promptly pay to the Seller any refund or credit (including any interest paid or credited with respect thereto) received by the Purchaser, the Company or any Subsidiary of Taxes (i) relating to taxable periods or portions thereof ending before the Effective Date (but for U.S. Federal corporate income Taxes relating to taxable periods or portions thereof ending on or before the Closing Date) or (ii) attributable to an amount paid by or on behalf of the Seller under Section 6.01 hereof. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and obtain any refund to which the Seller is entitled under this Section
6.02. The Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claim.

          (b) Any amount otherwise payable by the Seller under Section 6.01 shall be reduced by any net Tax benefit (as reduced by any related Tax detriment) realized by the Purchaser, the Company, any Subsidiary or any of their Affiliates in a period or portion thereof ending after the Effective Date or, in the case of U.S. Federal corporate income Tax, after the Closing Date (a "PURCHASER TAX BENEFIT") as a result of either an adjustment to Taxes for which the Seller is responsible under Section 6.01 (such as a timing adjustment resulting in an accelerated Tax deduction for the Company or any Subsidiary for a period after the relevant Date) or a Tax deduction resulting from an indemnifiable payment of Taxes. If a payment is made by the Seller in accordance with Section 6.01, and if in a subsequent taxable year a Purchaser Tax Benefit that was not previously taken into account pursuant to the preceding sentence to reduce an amount otherwise payable by the Seller under Section 6.01 is realized by the Purchaser, the Company, any Subsidiary or any of their Affiliates, the Purchaser, the Company, any such Subsidiary or any such Affiliate shall pay to the Seller at the time of such realization the amount of such Purchaser Tax Benefit to the extent that the Purchaser Tax Benefit would have resulted in a reduction in the amount paid by the Seller under Section 6.01 if the Purchaser Tax Benefit had been obtained in the year of such payment. Tax benefits and detriments used in computing a Purchaser Tax Benefit will be considered to be realized for purposes of this Section
6.02 and Section 8.03 at the time that they are reflected on a Tax return of the Purchaser, the Company, any Subsidiary or any of their Affiliates.

          (c) Neither the Seller nor any Affiliate thereof shall be required to pay to the Purchaser or the Company any refund or credit of Taxes that results from the carryback to any taxable period beginning prior to the Effective Date of any net operating loss, capital loss or tax credit attributable to the Company or any of its Subsidiaries in any taxable period beginning on or after the Effective Date.

          SECTION 6.03.  CONTESTS.  (a)   After the Closing Date, the
Purchaser shall notify the Seller in writing promptly and in any event within 60 days of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser or the Company or a Subsidiary which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification under Section 6.01. Such notice shall contain factual information (to the extent known to the Purchaser or the Company or a Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect thereof. If the Purchaser fails to give the Seller notice within 60 days as required by this Section
6.03 (or not later than 20 days if necessary for the Seller to adequately contest an asserted Tax liability), then the Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability.

          (b) The Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought from the Seller under Section 6.01, or, if indemnity may be sought from the Seller only in respect of a portion of any such audit, claim for refund or administrative or judicial proceeding, and if such portion may be severed from the balance thereof, then the Seller's right to direct shall relate only to such portion thereof (any such audit, claim for refund or proceeding or, if applicable, any such portion thereof is referred to herein as a "CONTEST"). If the Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Company and/or the appropriate Subsidiaries to cooperate (with the Seller bearing the reasonable cost of outside professional fees and outside disbursements), in each phase of such Contest. If the Seller elects not to direct the Contest, fails to notify the Purchaser of its election as herein provided or contests its obligation to indemnify under Section 6.01, the Purchaser or the Company and/or the appropriate Subsidiary shall take such reasonable steps as may be prudent and within its capacity (with due allowance being given to the circumstances) to preserve the right of the relevant entity to contest such asserted Tax liability, may pay, compromise or contest, such asserted Tax liability and shall be reimbursed by the Seller for the reasonable cost of outside professionals and outside disbursements incurred pursuant to this sentence to the extent attributable to a Tax liability indemnifiable by the Seller hereunder. However, in each such case, neither the Purchaser nor the Company nor the Subsidiary may settle or compromise any asserted Tax liability over the objection of the Seller; PROVIDED, HOWEVER, that consent to settlement or compromise shall not be unreasonably withheld. If the Purchaser or any Company or Subsidiary assumes control of a Contest with respect to Taxes pursuant to the foregoing, provided that the Seller has acted in good faith, the Seller shall retain the right, at any time thereafter and immediately upon notice to the entity that shall have assumed control of such Contest, itself to assume, at the Seller's expense, sole direction and control of such Contest. In such event, each of the Purchaser (or any Company or Subsidiary) and the Seller may participate, at its own expense, in the Contest. If the Seller chooses to direct the Contest, the Purchaser shall promptly empower and shall cause the Company and/or the appropriate Subsidiaries promptly to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Seller as it may designate to represent the Purchaser or the Company and/or the Subsidiaries in the Contest insofar as the Contest involves an asserted Tax liability for which the Seller could be liable under
Section 6.01.

          SECTION 6.04. PREPARATION OF TAX RETURNS. The Seller shall prepare and timely file all Returns relating to the Company and the Subsidiaries for any period ending on or before the Closing Date. The Purchaser shall prepare or cause the Company to prepare and timely file all Returns relating to the Company or any of its Subsidiaries for any period ending after the Closing Date (but excluding any 1996 combined, unitary or consolidated Return of which Seller is a member). Returns in respect of a Straddle Period shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment of any item is required by an intervening change in law. The Purchaser shall furnish the Seller with a copy of any Straddle Period Return at least 20 days before the anticipated filing date thereof and shall consider all comments made by the Seller with respect thereto in good faith.

          SECTION 6.05. SECTION 338(H)(10) ELECTION. (a) The Seller and the Purchaser shall jointly and timely make the Elections and any elections under state or local tax law comparable to the Elections with respect to the Company and the Subsidiaries. The Seller and the Purchaser shall cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Treasury Regulation Sections 1.338-1 and 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) or any successor provisions. The Seller and the Purchaser shall report the sale and acquisition, respectively, of the stock of the Company and the Subsidiaries pursuant to this Agreement consistently with the Elections (and any comparable elections under state or local tax law).

          (b) On or prior to the last day of the seventh month beginning after the month that includes the Closing Date, (i) the Seller and the Purchaser shall agree on the form and content of the IRS Forms 8023-A (the "FORMS 8023-A") on which the Elections shall be made, (ii) the Purchaser shall provide to the Seller a proposed determination of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) with respect to the Company and each of the Domestic Subsidiaries, and the Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) with respect to each of the Foreign Subsidiaries, and (iii) the Purchaser shall provide to the Seller a proposed allocation of each such Modified Aggregate Deemed Sales Price among the assets of the Company and the Domestic Subsidiaries, and of each such Aggregate Deemed Sales Price among the assets of the Foreign Subsidiaries, which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. Within 10 days thereafter, the Purchaser and the Seller, respectively, shall have the right to object to any such determination or allocation. If a party objects to any such determination or allocation, the parties shall resolve their dispute by jointly designating a mutually agreeable law firm or accounting firm, which shall make the determination. The Seller and the Purchaser (i) shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes; (ii) shall prepare and file all Returns to be filed with any taxing authority in a manner consistent with such allocations; and
(iii) shall take no position inconsistent with such allocations in any Return, any proceeding before any taxing authority or otherwise. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

          SECTION 6.06.  COOPERATION AND EXCHANGE OF INFORMATION.   Following
the Closing, the Seller and the Purchaser shall provide each other, and the Purchaser shall cause the Company to provide the Seller, with such cooperation and information as reasonably may be requested in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the Seller, the Purchaser and the Company shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller, on the one hand, and the Purchaser and the Company, on the other, shall retain all returns, schedules and work papers and all material records or other documents that are in its possession immediately following the Closing, or created by or on behalf of it thereafter, relating to Tax matters of the Company and the Subsidiaries for the taxable period of each relevant jurisdiction first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this Section 6.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 6.07.  CONVEYANCE TAXES.   Notwithstanding any provision
herein to the contrary, the Purchaser agrees to assume liability for and to pay all sales, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes incurred as a result of the sale of the Shares contemplated hereby (but expressly excluding any such Tax resulting from the Elections). Prior to the filing of any Returns for such Taxes, the Seller and the Purchaser shall agree upon the portion of the Modified Aggregate Deemed Sales Price or Aggregate Deemed Sales Price, as the case may be, to be allocated to the assets that are the subject of such Returns, which allocation shall be binding for purposes of Section 6.05 herein.

          SECTION 6.08.  SAFE HARBOR LEASE CONSENTS/FILINGS.   The Purchaser
agrees that, as to any of the properties which is subject to a Safe Harbor Lease, transfer of the Seller's interest in such properties to Purchaser will be subject to, and Purchaser shall take subject to, the applicable Safe Harbor Lease. Purchaser agrees to assume all obligations of Seller under said Safe Harbor Leases, to execute such documents as requested by the Tax Lessors evidencing Purchaser's agreement to take subject to and assume said Safe Harbor Leases, and agrees to make such filings with, and furnish such information to, the Tax Lessor and the IRS, respectively, as may be required or appropriate with respect to the Safe Harbor Leases.

          SECTION 6.09.  EXTINGUISHMENT OF TAX ALLOCATION AGREEMENTS.   Any
and all existing agreements relating to the allocation of sharing of Taxes between the Company or any of the Subsidiaries and any member of the affiliated group, within the meaning of Section 1504(a) of the Internal Revenue Code, of which the Seller is a member shall be terminated as of December 31, 1995 (or any later date prior to the Closing Date), with none of the Company, the Subsidiaries or any member of such affiliated group having any further rights or obligations under any such tax sharing agreement thereafter.

          SECTION 6.10.  MISCELLANEOUS.   (a)  The parties agree to treat all
payments made under this Article VI, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for Tax purposes and such treatment shall govern for purposes hereof.

          (b) Except as expressly provided otherwise and except for the representations contained in Section 3.15 of this Agreement, this Article VI shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

          (c) For purposes of this Article VI, all references to the Purchaser, the Seller, the Company or the Subsidiaries include successors.

          (d) The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by the Seller under Section 6.01(a) of this Agreement or by the Purchaser under Section 6.01(b) of this Agreement.

                           ARTICLE VII

                      CONDITIONS TO CLOSING

          SECTION 7.01.  CONDITIONS TO OBLIGATIONS OF THE SELLER.   The
obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

          (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions;

          (c) CONSENTS. The bank consent referred to in Section 3.10 of the Disclosure Schedule shall have been obtained or made, and shall be in full force and effect at the time of Closing; PROVIDED, HOWEVER, that if this condition is not satisfied by September 30, 1996 it shall be deemed to have been irrevocably waived by the Seller; and

          (d) COVENANTS. The Purchaser shall have performed and complied with all of its covenants and agreements under this Agreement required to be performed or complied with by it prior to or at the Closing; provided that the noncompliance with a covenant or agreement shall not constitute a failure of the condition contained in this Section 7.01(d) if such failure, both alone and in conjunction with all other such failures, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Seller shall have received a certificate signed by a duly authorized officer of the Purchaser to such effect.

          SECTION 7.02.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.   The
obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

          (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions;

          (c) CONSENTS. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Authorities) required to be obtained or made by or on the part of the Seller, the Company or any Subsidiary, or otherwise reasonably necessary on the part of the Seller, the Company or any Subsidiary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all of the foregoing shall be in full force and effect at the time of Closing, provided, that the failure to obtain or make any of the foregoing shall not constitute a failure of the condition contained in this Section 7.02(c) if such failure, both alone and in conjunction with all other such failures, would not have a Material Adverse Effect; and

          (d) COVENANTS. The Seller shall have performed and complied with all of its covenants and agreements under this Agreement required to be performed or complied with by it prior to or at the Closing; provided that the noncompliance with a covenant or agreement shall not constitute a failure of the condition contained in this Section 7.02(d) if such failure, both alone and in conjunction with all other such failures, would not have a Material Adverse Effect and the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller to such effect.

                           ARTICLE VIII

                         INDEMNIFICATION

          SECTION 8.01.  SURVIVAL.   Subject to the limitations and other
provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, until December 31, 1997, regardless of (i) any investigation made at any time by or on behalf of the Seller or the Purchaser or (ii) the discovery by a party (whether through its own investigation, the disclosure by the other party (other than pursuant to the Disclosure Schedule) or otherwise) prior to the Closing of any event, occurrence, condition or circumstances that might constitute a breach of or inaccuracy in the representations and warranties made by the other party, PROVIDED, HOWEVER, that the covenants and agreements set forth in Sections 5.02(b), 5.02(c), 5.03, 5.05, 5.07 and 5.09 and Articles VI, VIII and X shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, indefinitely.

          SECTION 8.02.  INDEMNIFICATION BY THE PURCHASER.   (a)   The
Purchaser agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify the Seller against and hold the Seller harmless from all Losses to the Seller arising out of (i) the breach of any representation, warranty, covenant or agreement of the Purchaser herein (other than Article VI, it being understood that the sole remedy for breach thereof shall be pursuant to Article VI) and (ii) the conduct of the Business by the Purchaser following the Closing. Anything in Section 8.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action (or facts which may be reasonably expected to form the basis for any claim or action) is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action (or potential claim or action) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action (or potential claim or action) is based ceases to survive as set forth in
Section 8.01.

          (b)  The indemnification obligations of the Purchaser pursuant to
Section 8.02(a)(i) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 8.02(a)(i) exceeds $10,000,000 (the "PURCHASER'S THRESHOLD AMOUNT") it being agreed and understood that, if such amount is exceeded, the Purchaser shall be liable to the full extent of such Losses, including those not in excess. In addition, no claim may be made against the Purchaser for indemnification pursuant to Section 8.02(a)(i) with respect to any individual item of Loss, unless such item exceeds $50,000, nor shall any such item be applied to or considered part of the Purchaser's Threshold Amount. The indemnification obligations of the Purchaser pursuant to Section 8.02(a)(i) shall be effective only until the dollar amount paid in respect of the Losses indemnified against aggregate to an amount equal to ten percent (10%) of the Purchase Price. For the purposes of this Section 8.02(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit (as reduced by any related Tax detriment) to the Seller or any Affiliate thereof, and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Seller or any Affiliate from any third party with respect thereto.

          (c)  If a payment is made by the Purchaser in accordance with this
Section 8.02, and if in a subsequent taxable year a Tax benefit (net of any related Tax detriment) is realized by the Seller or any Affiliate of the Seller with which the Seller files a consolidated, combined or unitary Tax return (that was not previously taken into account to reduce an amount otherwise payable by the Purchaser under Section 8.02), the Seller shall pay to the Purchaser at the time of such realization the amount of such net Tax benefit to the extent that the net Tax benefit would have resulted in a reduction in the amount paid by the Purchaser under Section 8.02 if the Tax benefit had been obtained in the year of such payment. A Tax benefit (or detriment) will be considered to be realized for purposes of this Section
8.02 at the time that it is reflected on a Tax return of the Seller or any Affiliate of the Seller with which the Seller files a consolidated, combined or unitary Tax return.

          (d) The Seller agrees to give the Purchaser written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which the Purchaser's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that the Seller learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Purchaser shall not affect rights to indemnification hereunder except to the extent that the Purchaser is actually prejudiced by such failure. The Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Purchaser elects to assume the defense of any such claim or proceeding, the Seller may participate in such defense, but in such case the expenses of the Seller shall be paid by the Seller. The Seller shall provide the Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse the Seller for all its reasonable out-of-pocket expenses in connection therewith. If the Purchaser elects to direct the defense of any such claim or proceeding, the Seller shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing to such payment, which consent shall not be unreasonably withheld, or unless the Purchaser, subject to the last sentence of this Section 8.02(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Seller for such liability. If the Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, the Purchaser fails to prosecute or withdraws from such defense, the Seller shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If the Seller assumes the defense of any such claim or proceeding pursuant to this Section 8.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Seller shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (e) The Seller hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than Sections 2.03, 5.02(b) and (c), 5.07, 10.01 and

10.10) shall be pursuant to the indemnification provisions set forth in this
Article VIII and in Article VI. In furtherance of the foregoing, the Seller hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing, against the Purchaser or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement.

          (f) Except as set forth in this Agreement, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no liability under any provision of this Agreement for and in no event shall the Purchaser's Threshold Amount be applied to any special, consequential or punitive damages (except to the extent recovered from the Seller by a third party). The Seller shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

          SECTION 8.03.  INDEMNIFICATION BY THE SELLER.   (a)  The Seller
agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify the Purchaser against and hold it harmless from (i) all Losses to the Purchaser arising out of the breach of any representation, warranty, covenant or agreement of the Seller herein (other than Section 3.15 and Article VI, it being understood that the sole remedy for breach of such provisions shall be pursuant to Article VI) and
(ii) all Losses up to a maximum of $4 million with respect to any claim or action commenced on or prior to December 31, 1998, based on the method of payment of royalties or proceeds of sales on behalf of other working interest owners by the Company or any Subsidiary prior to the Closing based on "posted" prices (it being understood that this Section 8.03(a)(ii) is the exclusive remedy with respect to any such Losses). Anything in Section 8.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against the Seller for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action (or the facts which may be reasonably expected to form the basis for any claim or action) is received by the Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action (or potential claim or action) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action (or potential claim or action) is based ceases to survive as set forth in
Section 8.01.

          (b)  The indemnification obligations of the Seller pursuant to
Section 8.03(a)(i) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 8.03(a)(i) exceeds $10,000,000 (the "SELLER'S THRESHOLD AMOUNT"), it being agreed and understood that, if such amount is exceeded, the

Seller shall be liable to the full extent of such Losses, including those not in excess of the Seller's Threshold Amount. In addition, no claim may be made against the Seller for indemnification pursuant to Section 8.03(a)(i) with respect to any individual item of Loss, unless such item exceeds $50,000, nor shall any such item be applied to or considered part of the Seller's Threshold Amount. The indemnification obligations of the Seller pursuant to Section 8.03(a)(i) and (ii) shall be effective only until the dollar amount paid in respect of the Losses indemnified against thereunder aggregates to an amount equal to ten percent (10%) of the Purchase Price. The Purchaser covenants and agrees with the Seller that none of the Purchaser, the Company nor any of their respective Affiliates will attempt to induce or persuade a third party or Governmental Authority to bring, or disclose or notify a third party or Governmental Authority of, any claim that such third party or Governmental Authority may have against the Purchaser, the Company or any Subsidiary if such claim would be subject to indemnification by the Seller under Section 8.03(a)(ii) under this Agreement. For the purposes of this Section 8.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Purchaser Tax Benefit and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Purchaser or any Affiliate from any third party with respect thereto.

          (c)  If a payment is made by the Seller in accordance with this
Section 8.03, and if in a subsequent taxable year a Purchaser Tax Benefit is realized by the Purchaser, the Company, or any Subsidiary or any Affiliate of the Purchaser, the Company or any Subsidiary with which the Company or any Subsidiary files a consolidated, combined or unitary Tax return (that was not previously taken into account to reduce an amount otherwise payable by the Seller under Section 8.03), the Purchaser, the Company, any such Subsidiary or any Affiliate of the Purchaser, the Company or any Subsidiary with which the Company or any Subsidiary files a consolidated, combined or unitary Tax return shall pay to the Seller at the time of such realization the amount of such Purchaser Tax Benefit to the extent that the Purchaser Tax Benefit would have resulted in a reduction in the amount paid by the Seller under this
Section 8.03 if the Purchaser Tax Benefit had been obtained in the year of such payment.

          (d) (i) The Purchaser agrees to give the Seller written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification hereunder or as to which the Seller's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that the Purchaser learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Seller shall not affect rights to indemnification hereunder except to the extent that the Seller is actually prejudiced by such failure. The Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense, except for any claim pursuant to Section 8.03(a)(ii) which Purchaser shall have the right to so direct. If the Seller elects to assume the defense of any such claim or proceeding, the Purchaser may participate in such defense, but in such case the expenses of the Purchaser shall be paid by the Purchaser. The Purchaser shall provide the Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith. If the Seller elects to direct the defense of any such claim or proceeding, the Purchaser shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to such payment, which consent shall not be unreasonably withheld, or unless the Seller, subject to the last sentence of this Section 8.03(d)(i), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Purchaser for such liability. If the Seller shall fail to defend, or if after commencing or undertaking any such defense, fail to prosecute or withdraws from such defense, the Purchaser shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If the Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 8.03(d)(i) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Purchaser shall give the Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (ii) The Purchaser agrees to give the Seller written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification pursuant to Section 8.03(a)(ii) as soon as is practicable and in any event within 30 days of the time that the Purchaser learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Seller shall not affect rights to indemnification hereunder except to the extent that the Seller is actually prejudiced by such failure. The Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any claim pursuant to Section 8.03(a)(ii). If the Purchaser elects to assume the defense of any such claim or proceeding, the Seller may participate in such defense at its own expense.

          (e) The Purchaser hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than Sections 2.03, 5.02(b) and (c), 5.07, 5.09, 5.10, 10.01 and 10.10) shall be pursuant to the indemnification provisions set forth in this Article VIII and in
Article VI. In furtherance of the foregoing, the Purchaser hereby waives on its behalf and on behalf of its Affiliates and their successors, from and after the Closing, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it (or, after the Closing, the Company or any Subsidiary) may have against the Seller or its officers, directors, employees, agents, representatives and Affiliates relating to the subject matter of this Agreement, the Company or the Company's operations, including without limitation, under the Comprehensive Environmental Response, Compensation and Liability Act and any similar federal or state laws whether or not in existence on the date hereof.

          (f) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein.

Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall have no liability under any provision of this Agreement for and in no event shall the Seller's Threshold Amount be applied to: any special, consequential or punitive damages (except to the extent recovered from the Purchaser, the Company, any Subsidiary, or their respective Affiliates after the Closing Date by a third party). The Purchaser shall take and shall cause the Company and the Subsidiaries to take all reasonable steps to mitigate their Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

          (h) For the purposes of this Agreement, the Loss associated with any breach of or inaccuracy in the representation and warranty set forth in
Section 3.12(b) (any such breach or inaccuracy being called a "TITLE DEFECT") shall be computed as follows:

          (i) If, because of the Title Defect, title to any particular Property fails completely with the effect that the Company or any Subsidiary has no ownership interest in the Property to which an individual value is assigned, the value of the Title Defect shall be the allocated value for that Property set forth in the Allocation Schedule.

          (ii) If the Title Defect consists of a lien, encumbrance or other charge upon a Property that is liquidated in amount, the value of the Title Defect shall be the amount necessary to pay the obligee to remove such Title Defect.

          (iii) If the Company's or any Subsidiary's actual percentage Net Revenue Interest is less than the percentage Net Revenue Interest set forth in the Property Schedule for a Property, the value of the Title Defect shall be an amount equal to (A) the ratio of (1) the difference between the percentage Net Revenue Interest on the Property Schedule and the actual percentage Net Revenue Interest to (2) the percentage Net Revenue Interest on the Property Schedule multiplied by
     (B) the allocated value for such Property set forth in the Allocation Schedule.

          (iv) If the Company's or any Subsidiary's actual percentage Working Interest is greater than the percentage Working Interest set forth in the Property Schedule for a Property (without a corresponding increase in the Net Review Interest for such Property), the value of the Title Defect shall be an amount equal to (A) the ratio of (1) the difference between the actual percentage Working Interest and the percentage Working Interest on the Property Schedule to (2) the percentage Working Interest on the Property Schedule multiplied by (B) the allocated value for such Property set forth in the Allocation Schedule

          (v) If (A) there are any Title Defects (other than those described in Section 8.03(h)(i) through (iv)), (B) any Property does not have an allocated value set forth in the Allocation Schedule or (C) the Seller and the Purchaser cannot agree as to whether the fact or circumstance constitutes a Title Defect, then the value of such other Title Defects (if any) shall be computed as follows. The Seller and the Purchaser shall meet for the purpose of negotiating in good faith in an attempt to agree upon the value, if any, of any such other Title Defects. In the event that the Seller and the Purchaser are not able to agree on such value, they shall mutually select and engage an independent third party knowledgeable with respect to the issues involved (the "TITLE ARBITRATOR") for the purpose of (1) determining the validity of such other alleged Title Defects and (2) determining the aggregate value of such other Title Defects. The Title Arbitrator shall have the authority to retain any experts that are, in its discretion, necessary to assist it in performing its duties. The costs and expenses of the Title Arbitrator, including any costs and expenses incurred to retain any experts, shall be borne equally by the Seller and the Purchaser.

                            ARTICLE IX

                TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01.  TERMINATION.   This Agreement may be terminated at
any time prior to the Closing:

          (a)  by the mutual written consent of the Seller and the Purchaser;

          (b) by either the Seller or the Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the sale of the Shares hereunder and such order, decree, ruling or other action shall have become final and unappealable, other than any Governmental Order that would not have been issued, or would cease to prevent the sale of the Shares, if the Purchaser had complied with its obligations under Section 5.04(b); PROVIDED, HOWEVER, that the provisions of this Section 9.01(b) shall not be available to any party unless such party shall have used its Best Efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

          (c) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to October 31, 1996; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

          Time shall be of the essence in this Agreement.

          SECTION 9.02.  EFFECT OF TERMINATION.   In the event of termination
of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 3.20, 4.07, 5.03 and 10.01 and (b) that nothing herein shall relieve either party from liability for any willful breach hereof.

          SECTION 9.03.  WAIVER.   At any time prior to the Closing, either
party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                            ARTICLE X

                        GENERAL PROVISIONS

          SECTION 10.01.  EXPENSES.   All costs and expenses incurred by the
Seller and its Affiliates (including the Company and any Subsidiary), including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller, whether or not the Closing shall have occurred. All costs and expenses incurred by the Purchaser, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser, whether or not the Closing shall have occurred. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and filing with the Securities and Exchange Commission on March 13, 1996 of the Registration Statement on Form S-1 (No. 33-2326) of the Company shall be borne and paid by Seller.

          SECTION 10.02.  NOTICES.   All notices, requests, claims, demands
and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

         (a)  if to the Seller:

              Enterprise Diversified Holdings Incorporated
              1 Riverfront Plaza, 9th Floor
              Newark, New Jersey  07102
              Attention:   Madeleine W. Ludlow, Vice President
                and Treasurer
              Telecopier:  (201) 596-6705
              Telephone:  (201) 596-6726

              with copies to:

              Public Service Enterprise Group Incorporated
              80 Park Plaza, T5A
              Newark, New Jersey  07101
              Attention:  R. Edwin Selover, Esq., Vice President
                and General Counsel
              Telecopier:  (201) 639-0741
              Telephone:  (201) 430-6450

              Shearman & Sterling
              599 Lexington Avenue
              New York, New York  10022
              Attention:  David W. Heleniak, Esq.
              Telecopier:  (212) 848-7179
              Telephone:  (212) 848-7049

         (b)  if to the Purchaser:

              Samedan Oil Corporation
              110 West Broadway
              P.O. Box 909
              Ardmore, Oklahoma  73402
              Attention:  Orville Walraven
              Telecopier:  (405) 221-1364
              Telephone:  (405) 223-4110

              with a copy to:

              Thompson & Knight, P.C.
              1700 Pacific Avenue
              Suite 3300
              Dallas, Texas  75201
              Attention:  Harold F. Kleinman, Esq. and Michael L. Bengtson, Esq.

               Telecopier:  (214) 969-1751
               Telephone:  (214) 969-1351

          SECTION 10.03.  PUBLIC ANNOUNCEMENTS.   Unless otherwise required
by applicable Law or any obligations pursuant to any listing agreement with a National Securities Exchange, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

          SECTION 10.04.  HEADINGS.   The headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.05.  SEVERABILITY.   If any term or other provision of
this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 10.06.  ENTIRE AGREEMENT.   This Agreement (including
Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

          SECTION 10.07.  ASSIGNMENT.   Neither this Agreement nor any of the
rights and obligations of the parties hereunder may be assigned by either of the parties hereto without the prior consent of the other party hereto, except that the Purchaser may assign any or all of its rights and/or obligations hereunder to any of its direct or indirect wholly-owned subsidiaries and any such subsidiary may assign such rights and/or obligations to another direct or indirect wholly-owned subsidiary of the Purchaser or to the Purchaser. Notwithstanding the foregoing, the Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the first sentence of this Section 10.07, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder.

          SECTION 10.08.  NO THIRD-PARTY BENEFICIARIES.   This Agreement is
for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 10.09.  WAIVERS AND AMENDMENTS.   This Agreement may be
amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

          SECTION 10.10.  SPECIFIC PERFORMANCE.   The parties hereto agree
that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed prior to the Closing were not performed in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for any breaches thereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that such provisions are not performed in accordance with their terms or are otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches and violations of any of the provisions contained in this Agreement by the other party and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

          SECTION 10.11.  GOVERNING LAW.   This Agreement shall be governed
by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a Texas state or federal court sitting in Harris County, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

          SECTION 10.12.  COUNTERPARTS.   This Agreement may be executed in
one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              ENTERPRISE DIVERSIFIED HOLDINGS
                              INCORPORATED


                              By      /s/ E. James Ferland
                                ---------------------------------
                                Name:  E. James Ferland
                                Title: Chairman of the Board and
                                       Chief Executive Officer



                              SAMEDAN OIL CORPORATION


                              By       /s/ Robert Kelley
                                ---------------------------------
                                Name:  Robert Kelley
                                Title: President and
                                       Chief Executive Officer